As filed with the Securities and Exchange Commission on June 30, 2009

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form S-1

Registration Statement under the Securities Act of 1933

Eagle Life Insurance Company
(Exact name of Registrant as specified in its charter)

Iowa (State or other jurisdiction of incorporation or organization)	6311 (Primary Standard Industrial Classification Code Number)	26-3218907 (I.R.S. Employer Identification No.)

Agent for Service:
Debra J. Richardson
Eagle Life Insurance Company
5000 Westown Parkway
West Des Moines, Iowa 50266
Phone: 1-888-349-4650
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)	Copy to: Stephen E. Roth, Esq. Thomas E. Bisset, Esq. Sutherland Asbill & Brennan LLP 1275 Pennsylvania Avenue, N.W. Washington, DC 20004-2415 (202) 383-0100

Eagle Life Insurance Company
5000 Westown Parkway
West Des Moines, Iowa 50266
Phone: 1-888-349-4650
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

        Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee

Flexible Premium Deferred Indexed Annuity Contract	*	*	$500,000,000*	$27,900

*
The maximum aggregate offering price is estimated solely for the purposes of determining the registration fee. The amount to be registered and the proposed maximum offering price per unit are not applicable since these securities are not issued in predetermined amounts or units.

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

        Eagle Life Insurance Company ("Eagle Life" or the "Company") does not concede that the Falcon Gold Annuity Contract (the "Contract") is a security under the Securities Act of 1933. However, because of the adoption of Rule 151A under the Securities Act of 1933 and certain business exigencies, the Company has decided to file this registration statement to register the Contract as a security.

Prospectus Dated                                    , 2009

        FALCON GOLD

FLEXIBLE PREMIUM DEFERRED INDEXED ANNUITY CONTRACT

ISSUED BY

EAGLE LIFE INSURANCE COMPANY
5000 Westown Parkway
West Des Moines, Iowa 50266

Offered Through: American Equity Capital, Inc.

        This prospectus describes the Falcon Gold Annuity Contract ("Contract"), an individual flexible premium deferred indexed annuity contract issued by Eagle Life Insurance Company ("Eagle Life," the "Company", "we", "us", or "our"). This Contract is designed for individuals and certain retirement plans that qualify for special federal income tax treatment, as well as those that do not qualify for such treatment. The Contract offers you the ability to build up Contract Value, protect Contract Value from market fluctuations and receive annuity benefits. The Contract is not an investment in the stock market or in any securities index.

        You may purchase the Contract with a Premium that is at least $10,000. You may make additional Premium payments. Each additional Premium payment must be at least $1,000. The maximum cumulative Premium payments for a Contract Owner/Annuitant is $1,000,000.

        There are risks associated with the Contract.    These risks include liquidity risks, risks that we may eliminate or substitute an interest rate calculation method, company solvency risks, and interest rate risks. Also, Surrender Charges and a Market Value Adjustment ("MVA") may apply for a number of years, so the Contract should only be purchased for the long-term. The MVA may be either positive or negative, which means the MVA may increase or decrease the amount you receive as a withdrawal or surrender during the Surrender Charge Period. Withdrawals and surrenders will be subject to income tax and may be subject to a 10% IRS penalty tax if taken before age 59 1/2. Accordingly, you should carefully consider your income and liquidity needs before purchasing the Contract. Additional information about these risks appears in the "Risk Factors" section on page            and "Federal Income Taxes" on page            .

        The Contract allows you to allocate your Premium to any of the following interest rate calculation methods or Options:

  •
  1-Year Fixed Value Option

  •
  1-Year Annual Point to Point Value Option

  •
  1-Year Monthly Point to Point Value Option

        For the 1-Year Annual Point to Point Value Option and the 1-Year Monthly Point to Point Value Option, the amount of interest credited in a Contract Year is determined by reference to the performance of the S&P 500 Index over the one year period, subject to the applicable interest rate calculation methodology, including a Cap Rate. The 1-Year Annual Point to Point Value Option measures the performance of the Index by comparing the Index Price between Contract Anniversaries. The 1-Year Monthly Point to Point Value Option measures the performance of the Index by comparing the Index Price at the beginning and end of each Contract Month and adding together any such monthly changes in the Index Price for each of the twelve Contract Months in a Contract Year. Not all of the Indexed Value Options may be available in all states.

        For the 1-Year Fixed Value Option, the amount of interest credited is determined based on a rate of interest we declare from time to time in our sole discretion and guarantee not to be less than the Fixed Value Minimum Guaranteed Interest Rate of 1%. Other than the Initial Fixed Value Interest

Rate that we credit to the portion of your initial Premium payment allocated to the Fixed Value Option for the first Contract Year, we may change the rate of interest we credit to your Accumulated Value in the Fixed Value Option, known as the Current Fixed Value Interest Rate, at any time in our sole discretion. A detailed discussion of the Fixed Value Option and each Indexed Value Option appears in the "Contract Value" section on page     .

        American Equity Capital, Inc. ("American Equity Capital") is the principal underwriter for the Contract. American Equity Capital is not required to sell any specific number or dollar amount of securities but will use its best efforts to sell the securities offered. There are no arrangements to place funds in an escrow, trust, or similar account. This is a continuous offering.

        This prospectus provides important information you should know before investing. Please keep the prospectus for future reference.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

        An investment in this Contract is not a bank deposit and is not insured or guaranteed by any bank or by the Federal Deposit Insurance Corporation or any other government agency.

i

ii

        The Contract may not be available in all states. This prospectus does not constitute an offer to sell any Contract and it is not soliciting an offer to buy any Contract in any state in which the offer or sale is not permitted. We do not authorize anyone to provide any information or representations regarding the offering described in this prospectus other than the information and representations contained in this prospectus.

iii

CONTRACT SNAPSHOT

        The following summarizes the key features of the Contract. This summary does not include all of the information you should consider before purchasing a Contract. You should carefully read the entire prospectus, which contains more detailed information concerning the Contract and the Company before making an investment decision.

        Capitalized terms used in this prospectus are defined in the "Definitions" section on page     .

HOW DOES MY CONTRACT WORK?

        Your Contract is a deferred annuity contract. There are two phases to your Contract, an accumulation phase and a payout phase. Your Contract can help you save for retirement because it allows you to accumulate tax-deferred savings during the accumulation phase and provides insurance against outliving your accumulated savings in the payout phase. Earnings on your Premiums are credited on a tax-deferred basis and remain tax-deferred until you withdraw them, surrender or annuitize your Contract.

        Interest earnings under your Contract may be credited in two ways: 1) to the Fixed Value Option, where the interest credited is based on a stated interest rate, and/or 2) to the Indexed Value Options, where the interest credited is determined by reference to the performance of the S&P 500 Index, subject to the applicable interest rate calculation methodology, including a Cap Rate. You determine how to allocate your Premium among the interest crediting options. You generally will not pay taxes on your earnings until you withdraw them. When you purchase the Contract, you are not buying shares in any securities index or individual security.

        You may purchase the Contract for a minimum initial Premium of $10,000. You may make additional Premium payments subject to certain restrictions; see the "Additional Premiums" section on page     for more information on restrictions governing additional Premium payments. We require a minimum Contract Value of $2,000 to keep the Contract in force, unless you have started receiving payments under the Lifetime Income Benefit Rider. For more information on the Rider, see the "Lifetime Income Benefit Rider" section on page     .

        Your Contract contains either a three, five or seven year Surrender Charge Schedule. If you surrender your Contract, fully or partially, or make a withdrawal larger than the Penalty-Free Withdrawal amount during the Surrender Charge Period, you may be charged a Surrender Charge and an MVA. We only apply Surrender Charges and an MVA to withdrawals or surrenders made during the Surrender Charge Period. See the "Surrender Charge" section on page     for more information on the Surrender Charge Period and Surrender Charges.

        Please call your registered representative or the Company at 1-888-349-4650 if you have questions about how your Contract works.

WHAT ARE MY CONTRACT'S BENEFITS?

        Your Contract offers you several benefits.

        Principal and Interest Guarantees.    Your Contract provides you with a Minimum Guaranteed Surrender Value which, on any Surrender date, equals 87.5% of all Premiums paid (less any withdrawals you may have taken prior to surrender) accumulated at the Minimum Guaranteed Interest Rate specified in your Contract. In addition, your Contract guarantees that interest credited to the Fixed Value Option will never be less than the annual percentage specified in your Contract. These guaranteed interest rates are calculated as effective annual rates, compounded daily.

        Upside Potential with Limited Downside Risk.    Your Contract provides the opportunity to earn interest that may be higher than a traditional declared fixed interest rate annuity through crediting interest to the Index Value Options by reference to the Index. In addition, your Contract offers some protections against negative Index returns by providing that Index Credits will never be less than zero, and therefore will never reduce your Accumulated Value.

        Protection on Growth.    Your Contract has an annual reset design for interest crediting to the Index Value Options. The annual reset design compares the positive change in the Index from the beginning of the Contract Year to the end of the Contract Year. The starting Index Price for any Contract Year (other than the initial Contract Year) is the Index Price as of the ending date of the previous Contract Year. This means if the Index Price at the end of a Contract Year is lower than it was at the beginning, even though Premiums allocated to the Index Value Options will not be credited with interest for that Contract Year the beginning Index Price for the next Contract Year will be reset to the lower Index Price. The annual reset design provides incremental protection on growth by locking in the previous Contract Year's anniversary value. Locking in the positive index returns and ignoring negative index returns preserves your Contract's principal and past positive earnings.

        Protection from Outliving your Income.    Your Contract provides you with the opportunity to annuitize your values anytime after the first Contract Year. Annuitizing your Contract converts your Cash Surrender Value into a stream of income which can be based on your life expectancy. Depending upon the type of annuity payout option you choose, annuitization of your Contract can provide you with an income stream that you cannot outlive.

        Tax Deferral.    The Contract provides for tax-deferred growth. This allows your money to grow faster because you earn interest on dollars that would otherwise be paid in taxes. Your Premium payments earn interest, the interest compounds within the Contract and the money you would have paid in taxes earns interest. Interest earned under the Contract, whether as interest credited under the 1-Year Fixed Value Option or under one of the Indexed Value Options, generally is not taxed until it is withdrawn. You may purchase the Contract in certain tax qualified retirement plans. However, note that tax qualified retirement plans provide their own tax deferral benefit; the purchase of this Contract does not provide additional tax deferral benefits beyond those provided in the tax qualified plan retirement plan.

        Annual Penalty-Free Withdrawals.    You may take a Penalty-Free Withdrawal from your Contract once each Contract Year after the first Contract Year during the Surrender Charge Period. You may withdraw up to 10% of your Contract Value each Contract Year without incurring a Surrender Charge or MVA. However, taxes and penalties may apply to Penalty-Free Withdrawals and withdrawals may be restricted under certain Qualified Contracts.

        Death Benefit Proceeds.    The Company will pay out the Death Benefit Proceeds to your Beneficiary upon the death of the Contract Owner or the Annuitant, in the case of a non-natural Contract Owner. The Death Benefit Proceeds payable under the Contract will equal the greater of the Contract Value or the Minimum Guaranteed Surrender Value. The Contract may allow you to avoid probate. By naming a Beneficiary, you may minimize the delays, expense and publicity often associated with probate. Your designated Beneficiary will receive Death Benefit Proceeds in either a lump sum or a series of income payments. Please consult with your own legal or tax advisor. Death Benefit Proceeds are not subject to a Surrender Charge or an MVA.

        Lifetime Income Benefit Rider.    For an extra charge, we offer the Lifetime Income Benefit Rider, which guarantees you can receive a certain set payment for your life, even if your Contract Value is reduced to zero, once scheduled payments under the Lifetime Income Benefit Rider have begun unless withdrawals are made under the Contract. Scheduled payments under the Lifetime Income Benefit Rider during the Surrender Charge Period are not subject to a Surrender Charge or an MVA unless you also make a withdrawal under the Contract and together the withdrawal and scheduled payments under the Lifetime Income Benefit Rider exceed the Penalty-Free Withdrawal allowed once each

Contract Year. For more information on the Rider, see the "Lifetime Income Benefit Rider" section on page     .

WHAT IS MY CONTRACT'S VALUE?

        Your Contract Value is calculated by adding together the Accumulated Values in the Fixed Value Option and the Indexed Value Options. It will be reduced by the amount of any withdrawals you make, but cannot decrease due to any negative performance of the Index. Your Contract Value will be increased by the amount of any Premium payments you make and any interest credited under the Contract.

        Generally, your Accumulated Value in an Option at any time will equal:

  •
  Any Premium allocated to the Option,

  •
  Minus any Withdrawal Amounts,

  •
  Plus any interest credited (or Index Credits earned*),

  •
  Adjusted for any transfers into or out of the Option.

  *
  Note that a Cap Rate, or upper limit on annual interest credited, applies to each of the Indexed Value Options but does not apply to the Fixed Value Option. The Cap Rate for each Indexed Value Option can be found on the Specifications page of your Contract. At least 15 days prior to each Contract Anniversary, we will send you a notice that identifies the Cap Rate for each Indexed Value Option that we expect to guarantee for the next Contract Year as well as the Current Fixed Value Interest Rate. You can also call your registered representative or the Company at 1-888-349-4650 for information regarding the Cap Rate.

HOW ARE MY PREMIUMS ALLOCATED?

        You may purchase a Contract for a minimum initial Premium of $10,000. You may allocate all or any portion of your initial Premium to the Fixed Value Option or either of the two Indexed Value Options, or any combination thereof. To select an Option at Contract issuance, you must allocate at least 10% of the initial Premium to that Option. We will accept additional Premiums between Contract Anniversaries. Additional Premiums received between Contract Anniversaries are held in the Fixed Value Option and will earn the Current Fixed Value Interest Rate until the next Contract Anniversary. If we receive your additional Premium on a Contract Anniversary, you may allocate all or any portion of your additional Premium directly to the Fixed Value Option or either of the two Indexed Value Options, or any combination thereof.

MAY I TRANSFER MONEY BETWEEN OPTIONS?

        On each Contract Anniversary, you may choose to transfer your Accumulated Value between Options, subject to a $1,000 minimum to maintain an Indexed Value Option. If a transfer or withdrawal reduces your Accumulated Value in an Indexed Value Option below $1,000, we will automatically transfer the remaining Accumulated Value to the Fixed Value Option on the next Contract Anniversary. There is no minimum required Accumulated Value to maintain the Fixed Value Option. Transfers between Options are not subject to Surrender Charges or an MVA.

WHAT ARE MY CONTRACT'S PAY OUT PROVISIONS?

        We will pay you Proceeds from the Contract when you take a withdrawal, you surrender your Contract, the Annuitant or Contract Owner dies, or when the Contract matures. We will pay all Death Benefit Proceeds or Maturity Proceeds in a lump sum unless you or your Beneficiary, as applicable, chooses to apply the Death Benefit or Maturity Proceeds to provide payments under a Settlement

Option, described in the "Settlement Options" section on page     . A Surrender Charge and an MVA may apply to a surrender or withdrawal taken during the Surrender Charge Period. In addition, a surrender or withdrawal may be subject to income tax and, if you are younger than age 59 1/2 at the time of the withdrawal, a 10% penalty tax may apply. Withdrawals may be restricted under certain Qualified Contracts. You may choose to annuitize your Contract anytime after the first Contract Year.

  Withdrawal Proceeds

        You may request a withdrawal under the Contract at any time. When you request a withdrawal, we deduct the amount of the withdrawal first from your Accumulated Value under the Fixed Value Option, then proportionally from your Accumulated Value under the Indexed Value Options. During the Surrender Charge Period, you may make one Penalty-Free Withdrawal in each Contract Year beginning after the first Contract Year. A Penalty-Free Withdrawal allows you to withdraw up to 10% of the Contract Value each Contract Year (determined at the time of withdrawal) without a Surrender Charge or an MVA applied to those amounts. However, any Penalty-Free Withdrawals made within 12 months of surrender will be considered a part of the surrender and any Surrender Charge and MVA applicable at surrender will be applied to those amounts previously withdrawn as Penalty-Free Withdrawals. Any withdrawals taken after the end of the Surrender Charge Period will not be subject to a Surrender Charge or an MVA.

        In general, scheduled payments under the Lifetime Income Benefit Rider are not subject to a Surrender Charge or an MVA. However, during the Surrender Charge Period, if you receive scheduled payments under the Lifetime Income Benefit Rider and also make a withdrawal under the Contract, the amount by which scheduled payments under the Rider and the withdrawal exceeds the Penalty-Free Withdrawal would be subject to a Surrender Charge and an MVA.

        If a withdrawal reduces your Accumulated Value in an Indexed Value Option below $1,000, we will transfer the remaining Accumulated Value to the Fixed Value Option on the next Contract Anniversary. If a withdrawal reduces your Contract Value below $2,000, the Contract will terminate and we will pay you the Surrender Proceeds, unless scheduled payments under the Lifetime Income Benefit are being made.

        You may be eligible to withdraw amounts in addition to the 10% Penalty-Free Withdrawal amount described above during the Surrender Charge Period without a Surrender Charge or MVA applied to those amounts if you qualify for either the Confinement Care or Terminal Illness Waiver. See the "CONTRACT PROCEEDS AND PAYOUT PROVISIONS: Withdrawal" section on page     for more information on the Confinement Care and Terminal Illness Waivers.

        When you request a withdrawal, you can specify either the gross or net amount of the withdrawal. The net amount (Withdrawal Proceeds) is the actual amount you would receive, which would be net of any Surrender Charge or MVA. The gross amount (Withdrawal Amount) equals the net amount plus any Surrender Charge and MVA. The gross amount (Withdrawal Amount) is the amount that would be deducted from your Contract Value to honor the withdrawal request.

        Depending upon whether a Penalty-Free Withdrawal, a Surrender Charge or an MVA applies, the Withdrawal Proceeds you receive could be greater or less than the Withdrawal Amount deducted from your Contract Value.

  Surrender Proceeds

        If you surrender your Contract, we will pay you the Surrender Proceeds in a lump sum or under a Settlement Option. The Surrender Proceeds are equal to the Cash Surrender Value of your Contract, which is the greater of: (i) the Contract Value minus any Surrender Charges and plus or minus any MVA; or (ii) the Minimum Guaranteed Surrender Value as of the date of surrender. We consider any amount previously taken as a Penalty-Free Withdrawal within 12 months of Surrender part of the Surrender for purposes of applying a Surrender Charge or MVA. If the state in which you live requires us to pay premium taxes, we will calculate your Surrender Proceeds as if we had deducted the premium taxes from your Premium payments when we received them.

  Death Benefit Proceeds

        On the death of the Annuitant or Contract Owner (whichever occurs first), we will pay, in a lump sum or under a Settlement Option, the Death Benefit Proceeds. The Death Benefit Proceeds equal the greater of the Contract Value or the Minimum Guaranteed Surrender Value. If death occurs before the Maturity Date, we will pay the Death Benefit Proceeds to the designated Beneficiary. We do not apply a Surrender Charge or MVA to amounts payable as Death Benefit Proceeds. However, if the state in which you live requires us to pay premium taxes, we will calculate your Death Benefit Proceeds as if we had deducted the premium taxes from your Premium payments when we received them.

  Maturity Proceeds

        If the Contract is in force on the Maturity Date, we will pay Maturity Proceeds that equal the greater of the Contract Value or the Minimum Guaranteed Surrender Value.

  Settlement Options/Annuitization

        Should you decide to receive income payments on or after the Maturity Date or surrender, you will have several annuity payout options from which to choose. Annuity payout options are a benefit of deferred annuities, but annuitization is not a requirement of the Contract. The following Settlement Options are available: Income for a Specified Period, Life Income, Income of a Specified Amount, and Joint and Survivor Income. Each Settlement Option provides for income payments for a minimum of 5 years. We may also make other Settlement Options available.

WHAT IS THE MARKET VALUE ADJUSTMENT?

        If you surrender your Contract or take a withdrawal in excess of the Penalty-Free Withdrawal amount during the Surrender Charge Period, we will apply an MVA to the amount surrendered or withdrawn. The MVA is an adjustment that reflects in part the difference between the Initial Fixed Value Interest Rate for new Contracts we issue at the time of the surrender or withdrawal and the Initial Fixed Value Interest Rate under your Contract. The MVA also reflects a 0.50% deduction that is designed to compensate us for certain expenses and losses that we may incur, either directly or indirectly, as a result of a surrender or withdrawal. The MVA may be either positive or negative, which means the MVA may increase or decrease the amount you receive as a surrender or withdrawal. See the "Market Value Adjustment" section on page     for more information on the calculation of the MVA.

DO I HAVE A RIGHT TO EXAMINE AND RETURN THE CONTRACT?

        You may cancel your Contract and return it to us or to our agent within a certain number of days of its receipt and receive a refund of the Premium you paid less any withdrawals you made. Generally, you must return your Contract within 15 days of receipt, but some states may permit a longer period.

DEFINITIONS

        Accumulated Value: The amount under the Contract in the Fixed Value Option or an Indexed Value Option as adjusted for any withdrawals.

        Annuitant: The person named in the application whose life is used to determine the amount and duration of any income payments involving life contingencies. The Contract Owner and the Annuitant must be the same person, unless the Contract Owner is a non-natural person.

        Beneficiary: The person(s) or entity(ies) to whom the Death Benefit Proceeds will be paid in the event of the death of an Annuitant or Owner. The Contract Owner designates the initial Beneficiary on the Application.

        Cap Rate: For the Indexed Value Options, a maximum rate or limit for a specified period that is used to determine the amount of any Index Credit.

        Cash Surrender Value: The amount payable by us upon surrender of the Contract. It is equal to the greater of: (i) the Contract Value minus any Surrender Charge and plus or minus any MVA; or (ii) the Minimum Guaranteed Surrender Value.

        Company, us, we, our, Eagle Life: Eagle Life Insurance Company.

        Contract: The Contract, including any endorsements, riders or signed amendments, and the attached application, constitute the entire Contract.

        Contract Date, Contract Month, Contract Year and Contract Anniversary: Coverage under the Contract begins on the Contract Date shown on your Contract Specifications Page. We measure Contract Months, Contract Years and Contract Anniversaries from the Contract Date.

        Contract Owner, Owner: The person or entity who owns the Contract. The Contract Owner is the person or entity named in the application, unless subsequently changed, filed with and accepted by the Company, entitled to exercise all rights and privileges provided under the Contract.

        Contract Value: The sum of your Accumulated Values in the Fixed Value Option and each Indexed Value Option.

        Current Fixed Value Interest Rate: The interest rate we credit to your Accumulated Value in the Fixed Value Option, other than the portion of your initial Premium payment allocated to the Fixed Value Option for the first Contract Year. The Current Fixed Value Interest Rate is declared from time to time and is never less than the Fixed Value Minimum Guaranteed Interest Rate specified in your Contract. We may change the Current Fixed Value Interest Rate at any time in our sole discretion.

        Death Benefit Proceeds: The amount we pay the Beneficiary on the death of the Annuitant or Contract Owner (whichever occurs first). The Death Benefit Proceeds equal the greater of the Contract Value or the Minimum Guaranteed Surrender Value determined as of the date of the death.

        Fixed Value Option: An interest crediting methodology under which we credit a fixed rate of interest declared from time to time to your Accumulated Value allocated to the Option.

        Home Office: 5000 Westown Parkway, West Des Moines, Iowa 50266. Phone 1-888-349-4650.

        Index or S&P 500 Index: Standard & Poor's 500 Composite Stock Price Index.

        Index Credit: The amount of interest we may credit for a Contract Year to your Accumulated Value allocated to an Indexed Value Option. The amount of an Index Credit is determined by reference to the performance of the S&P 500 Index over the Contract Year, subject to the applicable interest rate calculation methodology, including a Cap Rate.

        Index Price: On any day, the closing price for the S&P 500 Index on that day. We use the Index Price to calculate Index Credits under the Indexed Value Options.

        Indexed Value Option: An interest crediting methodology under which we may credit an Index Credit to your Accumulated Value allocated to an Indexed Value Option. We make available two Indexed Value Options under the Contract, the 1-Year Annual Point to Point Value Option and the 1-Year Monthly Point to Point Value Option.

        Initial Fixed Value Interest Rate: The fixed rate of interest we credit to the portion of your initial Premium allocated to the Fixed Value Option for the first Contract Year. The Initial Fixed Value Interest Rate is set forth in the specifications page of your Contract and is never less than the Fixed Value Minimum Guaranteed Interest Rate of 1%.

        IRC: Internal Revenue Code of 1986, as amended.

        Issue Age: The age of the Contract Owner or Annuitant on the last birthday before the Contract Date.

        Maturity Date: The date the Contract matures and the Maturity Proceeds become payable. The Maturity Date is the first Contract Anniversary immediately following the Annuitant's 114th birthday.

        Maturity Proceeds: The amount we pay if the Contract is in force on the Maturity Date. The Maturity Proceeds equal the greater of the Contract Value or the Minimum Guaranteed Surrender Value on the Maturity Date.

        MVA: An adjustment that will be made to the Proceeds you receive if you surrender the Contract or take a withdrawal in excess of the Penalty-Free Withdrawal amount during the Surrender Charge Period. The MVA reflects in part the difference between the Initial Fixed Value Interest Rate for new Contracts we issue at the time of the surrender or withdrawal and the Initial Fixed Value Interest Rate under the Contract. The MVA may be either positive or negative.

        MVA Factor: A factor we use in calculating the amount of any MVA.

        Premium: A payment you make under the Contract. Each Premium must be forwarded either to the Company's Home Office or to your registered representative. The initial Premium must be received by us on or before the Contract Date.

        Proceeds. The amount paid to the payee(s) under the Contract upon withdrawal, surrender, death or maturity. Proceeds paid upon withdrawal or surrender during the Surrender Charge Period will reflect any applicable Surrender Charge and MVAs.

        Supplementary Contract: A contract we issue in exchange for this Contract when you or your Beneficiary chooses a Settlement Option.

        Surrender Charge: A charge that we may assess if you surrender the Contract or take a withdrawal during the Surrender Charge Period.

        Surrender Charge Period: The period during which we assess a Surrender Charge on certain withdrawals and surrender.

        Surrender Proceeds: The amount we will pay you if you surrender your Contract. The Surrender Proceeds are equal to the Cash Surrender Value of your Contract.

        Withdrawal Amount: The amount we deduct from the Contract to pay a request for withdrawal.

        Withdrawal Proceeds. The amount we pay you if you request a withdrawal from the Contract. During the Surrender Charge Period, the Withdrawal Proceeds will reflect any applicable Surrender Charge and MVAs.

RISK FACTORS

        Your Contract also has various risks associated with it. It is important for you to understand the following risk factors before purchasing the Contract in order to determine whether the Contract is suited to your needs and goals.

        Liquidity Risk.    Your Contract is designed to be a long-term savings plan that you may use to help save for retirement. Your Contract is not designed to be a short-term investment. There is a risk that you may encounter a personal financial situation in which you need to withdraw or surrender all or a part of your Contract during the Surrender Charge Period. Withdrawals and surrenders in excess of the Penalty-Free Withdrawal amount taken before the end of the Surrender Charge Period are subject to a Surrender Charge and MVA. Also, gains on withdrawals are subject to income taxes, and before age 59 1/2 may be subject to a 10% federal tax penalty. Accordingly, you could incur charges and pay income taxes should you take withdrawals, withdrawals after scheduled payments under the Lifetime Income Benefit Rider commence, or surrender your Contract during the Surrender Charge Period.

        Indexed Interest Crediting Risk.    We guarantee that if the Index declines, it will not reduce your Accumulated Value in an Indexed Value Option, but you bear the risk that no Index Credits will be added to your Accumulated Value in an Indexed Value Option at the end of a Contract Year if the Index declines. You also bear the risk that sustained declines in the Index may result in Index Credits not being credited to your Accumulated Value under an Indexed Value Option for a prolonged period. In addition, withdrawals from an Indexed Value Option prior to the end of a Contract Year will not receive an Index Credit for that year.

        Historical Performance.    The historical performance of the Index should not be taken as an indication of its future performance. While the trading prices of the underlying stocks comprising the Index will determine the level of the Index, it is impossible to predict whether the level of the Index will fall or rise. Trading prices of the underlying stocks comprising the Index will be influenced by the complex and interrelated economic, financial, regulatory, geographic, judicial, political and other factors that can affect the capital markets generally and the equity trading markets on which the underlying common stocks are traded, and by various circumstances that can influence the levels of the underlying common stocks in a specific market segment or the level of a particular underlying stock.

        Other Interest Rate Risks.    It is within our sole discretion to set the Cap Rate for the Indexed Value Options and the Initial Fixed Value Interest Rate and Current Fixed Value Interest Rate for the Fixed Value Option. The Cap Rate places an upper limit on the amount of interest an Indexed Value Option can earn in a Contract Year. Thus, if the Index increases, an Indexed Value Option may be credited with interest up to the Cap Rate which may be less than the increase in the Index. We guarantee that the Cap Rate will not be less than the rate set forth in the specifications page of your Contract.

        We guarantee that the Current Fixed Value Interest Rate will never be less than the Fixed Value Minimum Guaranteed Interest Rate set forth in the specifications page of your Contract. However, we have the right to change the Current Fixed Value Interest Rate at any time in our sole discretion. Therefore, you bear the risk that any Current Fixed Value Interest Rate we establish in the future may be lower than the Current Fixed Value Interest Rate we currently credit and may not exceed the Fixed Value Minimum Guaranteed Interest Rate.

        MVA Risk.    If you surrender your Contract or take a withdrawal in excess of the Penalty-Free Withdrawal amount during the Surrender Charge Period, we will apply an MVA to the amount surrendered or withdrawn. There is a risk that interest rates will increase from the Contract Date and, as a result, the MVA may decrease and the Surrender Proceeds or Withdrawal Proceeds you receive. See the "Market Value Adjustment" section on page     .

        Cost of Managing Index Credit Obligation.    We manage our obligation to credit Index Credits under each Indexed Value Option, in part, by purchasing call options on the Index and by prospectively adjusting the Cap Rate on Contract Anniversaries to reflect changes in the cost of purchasing such call options (which cost varies based on market conditions). In certain cases, we may be required to reduce the Cap Rate for an Indexed Value Option for future Contract Years and thereby reduce the amount of the Index Credit you may otherwise receive or possibly discontinue an Indexed Value Option altogether. However the Cap Rate will never be reduced below the Guaranteed Minimum Cap Rate specified in your Contract.

        Risk That We May Eliminate or Substitute an Index.    There is no guarantee that the Index described in this prospectus or the Indexed Value Options will be available during the entire time you own your Contract. If: (i) the Index is discontinued, (ii) we are unable to utilize the Index, or (iii) the calculation of the Index is changed substantially, we may substitute a suitable equity index for the Index. If we do so, the performance of the new index may differ from the Index. This, in turn, may affect the Index Credits you earn.

        Creditor and Solvency Risk.    Our general account assets support the guarantees under the Contract and are subject to the claims of our creditors. As such, the guarantees under the Contract are subject to our financial strength and claims-paying ability, and therefore, to the risk that we may default on those guarantees. You need to consider our financial strength and claims-paying ability in meeting the guarantees under the Contract. You may obtain information on our financial condition by reviewing our financial statements included in this prospectus. Information concerning our business and operations is also set forth in the "Information Regarding Eagle Life Insurance Company" section on page     .

        No Ownership Rights.    Purchasing a Contract is not equivalent to investing in the underlying stocks comprising the Index. You will have no ownership interest or rights in the underlying stocks comprising the Index, such as voting rights, dividend payments, or other distributions. Also, we are not affiliated with the Index or the underlying stocks comprising the Index. Consequently, the Index and the issuers of the underlying stocks comprising the Index have no involvement with the Contract.

        Possible Tax Law Changes.    Although the likelihood of legislative changes is uncertain, there is always the possibility that the tax treatment of the Contract could change by legislation or otherwise. We have the right to modify the Contract in response to legislative changes that could otherwise diminish the favorable tax treatment that Contract Owners currently receive. You should consult a tax adviser with respect to legislative developments and their effect on the Contract.

DESCRIPTION OF YOUR CONTRACT

        The Falcon Gold Annuity Contract is an individual flexible premium deferred indexed annuity contract issued by Eagle Life. This Contract is designed for individuals and certain retirement plans that qualify for special federal income tax treatment, as well as those that do not qualify for such treatment. During the accumulation phase, your Contract can help you save for retirement because it can allow your Contract Value to earn interest on a tax-deferred basis and you can later elect to receive retirement income for life or a period of years. During the pay-out phase of your Contract, you can elect to receive annuity payments by applying the Cash Surrender Value to one of the Settlement Options offered in your Contract.

        Interest under your Contract may be credited in two ways: 1) to the Fixed Value Option, where the interest credited is based on a stated rate of interest, and/or 2) to the Indexed Value Options, where the interest credited is determined by reference to the performance of the S&P 500 Index, subject to the applicable interest rate calculation methodology, including a Cap Rate. You determine how to allocate your Premium among the Options. You generally will not pay taxes on your earnings until you withdraw them. The Falcon Gold Annuity Contract offers three different Surrender Charge Schedules, each having a distinct Surrender Charge Period. The rates of interest we declare for the Fixed Value Option and the Cap Rate for each Indexed Value Option may vary depending upon the Contract's Surrender Charge Schedule. For further information on the Surrender Charge Schedules, see the "Surrender Charge—Credited Interest Rates and Cap Rates" section on page     ." The Contract is not an investment in the stock market or in the S&P 500.

        We describe your rights under the Contract below and in your Contract. Contracts issued in your state may provide different features and benefits than those described in this prospectus. A material difference may include the length of the Right to Examine period, the amount of the Surrender Charge, the Maturity Date, or the availability of certain Settlement Options. We will include any such state variations in your Contract, an endorsement to the Contract, or a supplement to this prospectus. Although there may be state variations to the Contract, this prospectus discloses all the material features and benefits under the Contract. Your registered representative can provide you with more information about state variations. The Contract does not participate in the surplus or profits of the Company and the Company does not pay any dividends on it.

PURCHASING A CONTRACT

        To purchase a Contract, you must complete an application and pay an initial Premium of at least $10,000. The initial Premium must be received by us on or before the Contract Date. Both the Contract Owner and the Annuitant, in the case of a non-natural Contract Owner, must be under the age of 80 to be eligible to purchase a Contract. After we receive a completed application, and any other necessary information, we will begin the process of issuing the Contract. There may be delays in our processing of your application because of delays in receipt of your application from your registered representative or because of delays in determining whether the Contract is suitable for you. Any such delays may affect the date we issue your Contract. Your application is subject to our approval. We reserve the right to refuse to issue a Contract at any time in our sole discretion. We may discontinue offering the Contract at any time.

        We impose a maximum limit per Contract Owner and/or Annuitant on the amount of Premiums that may be paid under this or any other Contract issued by us of $1,000,000.

        We may allow a Contract Owner to make Premium payments under the Contract in an amount that exceeds the maximum limits for cumulative Premium payments in our sole discretion.

Note:	You may use the Contract with certain tax qualified retirement plans. The Contract includes attributes such as tax deferral on accumulated earnings. Tax qualified retirement plans provide their own tax deferral benefit; the purchase of this Contract does not provide additional tax deferral benefits beyond those provided in the qualified plan. Accordingly, if you are purchasing this Contract through a tax qualified retirement plan, you should consider purchasing the Contract for its other features such as the underlying guarantees, the Death Benefit and other non-tax related benefits. Please consult a tax adviser for information specific to your circumstances to determine whether the Contract is an appropriate investment for you.

        If mandated by applicable law, including Federal laws designed to counter terrorism and prevent money laundering, we may be required to reject your Premium. We may also be required to provide additional information about you or your Contract to government regulators. In addition, we may be required to block a Contract Owner's account and thereby refuse to honor any request for transfer, withdrawal, surrender, annuity payments, and Death Benefit Proceeds, until instructions are received from the appropriate government regulator.

  Right to Examine

        You have the right to examine your Contract, determine that you are satisfied and that it meets your needs. You may return the Contract to the Company or your registered representative within 15 days of your receipt of the Contract without incurring any Surrender Charges. Some states may permit a longer period to examine and return the Contract. If you return the Contract within the specified timeframe, the Company will cancel your Contract and refund any Premium, less withdrawals, if any, within 10 days of the earlier of the Company's or your registered representative's receipt of the returned Contract.

  Additional Premiums

        You may make additional Premium payments at any time, as long as each additional Premium payment is at least $1,000, and not greater than the maximum limit on cumulative Premium payments we allow as noted above. We may return any portion of a Premium payment that would cause the Contract to exceed any Company, federal or state limitations on Premium payments received during any taxable year.

  Good Order

        We cannot process your requests for transactions relating to the Contract until we have received them in good order at our Home Office. "Good order" means the actual receipt of the transaction request in writing, along with all information and supporting legal documentation necessary to effect the transaction. This information and documentation generally includes your completed application, the Contract number, the transaction amount (in dollars), selected allocation among the Options, your signature, exactly as registered on the Contract, if necessary, and any other information or supporting documentation that we may require. With respect to purchase requests, "good order" also generally includes receipt of a sufficient Premium payment by us to effect the purchase. We may, in our sole discretion, determine whether any particular transaction request is in good order, and we reserve the right to change or waive any good order requirements at any time.

 TAX-FREE "SECTION 1035" EXCHANGES

        You can generally exchange one annuity contract for another in a "tax-free exchange" under Section 1035 of the IRC. Before making an exchange, you should compare both contracts carefully. Remember that if you exchange another contract for the Contract described in this prospectus, you might have to pay a Surrender Charge or any applicable MVA on the existing contract. If the exchange does not qualify for Section 1035 tax treatment, you may have to pay federal income tax, including a possible penalty tax, on your old contract. There may be a new Surrender Charge Period for this Contract and other charges may be higher (or lower) and the benefits may be different. There may be delays in our processing of the exchange. You should not exchange another contract for this one unless you determine, after knowing all the facts, that the exchange is in your best interest. The person selling you this Contract will generally earn a commission from us.

RIGHTS UNDER THE CONTRACT

        Once purchased, the Contract belongs to you, the Contract Owner. You have all rights granted by the Contract. Contract Owner means the owner named in the application or any successor or assignee if ownership has been assigned. The Owner names the Annuitant. During the Annuitant's lifetime all rights may be exercised by the Owner subject to the rights of (a) any assignee of record with the Company, and (b) any irrevocably named Beneficiary. The Owner and the Annuitant must be the same person unless the Owner is a non-natural person.

        Subject to the "Death Benefit Proceeds" section of the prospectus, all rights of the Owner terminate on the death of the Owner/Annuitant. If the Owner is not a natural person, the death of any Annuitant shall be treated as the death of an Owner of the Contract. Use care when naming an Owner/Annuitant. If you have any questions concerning the criteria you should use when choosing an Owner/Annuitant, consult your registered representative.

  Right to Name Beneficiary

        You have the right to name a Beneficiary when you apply for the Contract. While the Annuitant is alive, you may change the Beneficiary by a signed written notice sent to our Home Office, unless the Beneficiary is an irrevocable Beneficiary. The change will take effect on the date we receive the notice. Any change is subject to payment or other action we took before receiving notice. See "Naming a Beneficiary" on page     .

        All rights of a Beneficiary, including an irrevocable Beneficiary, will end if the Beneficiary dies before the Owner or the Annuitant.

  Right to Assign

        You must notify us of any assignment of your Contract by a signed written notice sent to our Home Office. All assignments of the Contract are subject to our approval and will only be effective if approved by us. We reserve the right to refuse any assignment at any time in our sole discretion. Qualified Contracts may not be assigned or transferred except as permitted by the IRC and/or the Employee Retirement Income Security Act of 1974 ("ERISA"). An assignment will take effect on the date we approve the assignment. We have no liability for our actions or omissions related to a requested assignment done in good faith. Consult your tax adviser about the tax consequences of an assignment. Also, you should consult an attorney before you assign your Contract. Please note that, a change of Owner does not change automatically the Beneficiary, however, the new Owner may change the Beneficiary. See "Right to Name a Beneficiary" on page     .

 ALLOCATIONS AND TRANSFERS

        You must instruct us as to how the initial Premium is to be allocated among the Fixed and Indexed Value Options. Each Initial Premium allocation to an Option must be at least 10% of Contract Value. We require that a minimum $1,000 remain in an Indexed Value Option to maintain the Option. All additional Premium payments received between Contract Anniversaries are deposited into the Fixed Value Option and will earn the Current Fixed Value Option Interest Rate. On the next Contract Anniversary, you may transfer all or a portion of your Accumulated Value in the Fixed Value Option to an Indexed Value Option. If we receive an additional Premium on a Contract Anniversary, you may allocate all or any portion of your additional Premium directly to the Fixed Value Option or either of the two Indexed Value Options, or any combination thereof.

        We permit transfers of Accumulated Value between and among the Options on each Contract Anniversary. Based on current tax laws, transfers between Options are not taxable. Transfers are also not subject to Surrender Charges or MVA. If you do not elect to make a transfer, your Accumulated Value will remain in the same Option(s) for the next Contract Year.

        For a transfer of Accumulated Value among Options to take effect as of a Contract Anniversary, you must submit a written request satisfactory to us that we receive at our Home Office on or before the Contract Anniversary. You must designate the Options from which the transfer will be made and the amount of the transfer either expressed as a total dollar amount or a percentage of your Contract Value.

SURRENDER CHARGE SCHEDULES

        We offer three different Surrender Charge Schedules under the Contract. The Surrender Charge Schedules vary by length of Surrender Charge Period. We currently offer Surrender Charge Schedules with Surrender Charge Periods of three, five and seven years. The rates of interest we declare for the Fixed Value Option and the Cap Rate for each Indexed Value Option may vary depending upon the Contract's Surrender Charge Schedule. For further information on the Surrender Charge Schedules, see the "Surrender Charge—Credited Interest Rates and Cap Rates" section on page     ."

CONTRACT VALUE

        Your Contract Value is the sum of your Accumulated Value in the Fixed Value Option and each Indexed Value Option. Your Contract Value will increase by the amount of any Premium payments and interest credited, including any Index Credits earned. It will be reduced by the amount of any withdrawals, but cannot decrease due to any negative performance of the Index.

  Fixed Value Option Calculation

        On the Contract Date, your Accumulated Value in the Fixed Value Option equals the amount of the initial Premium allocated to that Option. On each subsequent Contract Anniversary, your Accumulated Value in the Fixed Value Option equals:

  •
  Your Accumulated Value in the Fixed Value Option on the last Contract Anniversary (for the first Contract Anniversary, your Accumulated Value on the Contract Date); plus

  •
  Any Premium payments since the last Contract Anniversary; minus

  •
  Any Withdrawal Amounts since the last Contract Anniversary; plus

  •
  Any interest credited since the last Contract Anniversary; and adjusted for

  •
  Any transfers into or out of the Fixed Value Option on the current Contract Anniversary.

        Between Contract Anniversaries, your Accumulated Value in the Fixed Value Option equals:

  •
  Your Accumulated Value in the Fixed Value Option on the last Contract Anniversary (for the first Contract Anniversary, your Accumulated Value on the Contract Date); plus

  •
  Any Premium payments since the last Contract Anniversary; minus

  •
  Any Withdrawal Amounts since the last Contract Anniversary; plus

  •
  Any interest credited since the last Anniversary.

        For the first Contract Year, the portion of your initial Premium allocated to the Fixed Value Option will earn the Initial Fixed Value Interest Rate. Other than your initial Premium credited with the Initial Fixed Value Interest Rate for the first Contract Year, your Accumulated Value in the Fixed Value Option, including any additional Premiums we receive in the first and later Contract Years, will earn the Current Fixed Value Interest Rate, which we will declare from time to time and guarantee will never be less than the Fixed Value Minimum Guaranteed Interest Rate set forth in your Contract. The Fixed Value Minimum Guaranteed Interest Rate is guaranteed for the life of the Contract. We may change the Current Fixed Value Interest Rate at any time in our sole discretion. We credit interest on your Accumulated Value in the Fixed Value Option on a daily basis.

        We consider a number of factors in setting the Initial Fixed Value Interest Rate and the Current Fixed Value Interest Rate. Such factors include, but are not limited to, current interest rates, our general account assets, the costs of our risk management techniques, administrative expenses, regulatory and tax requirements, general economic trends as well as other relevant factors. In addition, the Initial Fixed Value Interest Rate and the Current Fixed Value Interest Rate may vary depending on your Contract's Surrender Charge Schedule. Additional information about the effect of the different Surrender Charge Schedules on the Initial Fixed Value Interest Rate and the Current Fixed Value Interest Rate appears in the "Surrender Charge—Credited Interest Rates and Cap Rates" section on page     .

  Indexed Value Option Calculation

        On the Contract Date, your Accumulated Value in an Indexed Value Option equals the amount of the initial Premium allocated to that Option. On each subsequent Contract Anniversary, your Accumulated Value in an Indexed Value Option equals:

  •
  Your Accumulated Value in the Indexed Value Option on the last Contract Anniversary (for the first Contract Anniversary, your Accumulated Value on the Contract Date); minus

  •
  Any Withdrawal Amounts since the last Contract Anniversary; plus

  •
  Any Index Credit earned for the Option on the current Contract Anniversary; and adjusted for

  •
  Any transfers into or out of the Option on the current Contract Anniversary.

        Between Contract Anniversaries, your Accumulated Value in an Indexed Value Option equals:

  •
  Your Accumulated Value in the Indexed Value Option on the last Contract Anniversary (during the first Contract Year, your Accumulated Value on the Contract Date); minus

  •
  Any Withdrawal Amounts since the last Contract Anniversary.

        If you make a transfer on a Contract Anniversary or a withdrawal from an Indexed Value Option that reduces your Accumulated Value in the Indexed Value Option below the $1,000 minimum balance we require to maintain an Indexed Value Option, we will automatically transfer your remaining Accumulated Value from that Indexed Value Option to the Fixed Value Option on the next Contract Anniversary.

        We will credit interest to your Accumulated Value in an Indexed Value Option on a Contract Anniversary based on the percentage change in the Index during the prior Contract Year, subject to the applicable interest rate calculation methodology, including a Cap Rate. See the "Indexed Value Options," "Index Credits for the Annual Point to Point Value Option," and "Index Credits for the Monthly Point to Point Value Option" sections below for more information regarding the calculation of Index Credits.

  Indexed Value Options

        The Contract offers two Indexed Value Options: the Annual Point to Point Value Option and the Monthly Point to Point Value Option. Both Indexed Value Options are currently linked to the S&P 500 Index. Past performance of the Index is no guarantee of future performance or your Accumulated Value under the Indexed Value Options of the Contract.

        Termination or Substitution of an Index or Indexed Value Option.    There is no guarantee that any of the Indexed Value Options will be available during the entire time you own your Contract. If: (i) the Index is discontinued, (ii) we are unable to utilize the Index, or (iii) the calculation of the Index is changed substantially, we may substitute a suitable equity index for the Index. If we do so, the performance of the new index may differ from the Index. This, in turn, may affect the Index Credits you earn. If we determine to substitute the Index during a Contract Year, we will delay the effective date of the substitution until the next Contract Anniversary.

        If the Index is discontinued during a Contract Year, we may transfer your Accumulated Value in the Indexed Value Options to the Fixed Value Option and credit the Accumulated Value transferred with the Current Fixed Value Interest Rate for the remainder of the Contract Year. We will treat the portion of the Contract Year in which your Accumulated Value remained in the Indexed Value Option as a full Contract Year for the purpose of crediting any Index Credits.

        Please note that we may terminate or substitute any of the Indexed Value Options at any time by sending you written notice to your last known address stating the effective date on which the Indexed Value Option will terminate or be substituted. We will send you the notice at least 60 days before the effective date of an Indexed Value Option's termination or substitution. On and after the effective date of the Indexed Value Option's termination or substitution, your Accumulated Value in that Indexed Value Option will be automatically transferred to the Fixed Value Option and will be credited with the Current Fixed Value Interest Rate for the remainder of the Contract Year. If we substitute the Index and you do not wish to allocate your Contract Value to one or more of the remaining Options available under the Contract, you may surrender your Contract, but you may be subject to a Surrender Charge and an MVA, which may result in a loss of Premiums and credited interest.

        Index Credit.    Your Accumulated Value allocated to an Indexed Value Option will earn interest, an Index Credit, based on the particular Option chosen (either the Annual Point to Point Value Option or the Monthly Point to Point Value Option), the performance of the Index and the Cap Rate. The earned Index Credit, if any, will be added to your Accumulated Value under the chosen Indexed Value Option on the Contract Anniversary. We will apply Index Credits before we process transfers of Accumulated Value on a Contract Anniversary. Since your Contract is not an investment in the stock market or in the Index, the Index Credits will not mirror the exact performance of any stock market or index. Index Credits will never be less than zero, and therefore will never reduce your Accumulated Value.

        Cap Rate.    The Cap Rate is the maximum rate or limit that we use in determining the amount of an Index Credit. We set the initial Cap Rate at the time we issue the Contract but this rate may change annually, subject to a minimum guaranteed Cap Rate, and is established on each Contract Anniversary for the following Contract Year. The Cap Rate may vary depending on which Indexed Value Option your Premiums are allocated to and your Contract's Surrender Charge Schedule. The guaranteed minimum Cap Rate on each Indexed Value Option is set forth on the specifications page of your Contract. For each Option, the Cap Rate will not be less than the guaranteed minimum Cap Rate. The Company in its sole discretion will make the determination whether to declare a Cap Rate above the guaranteed minimum Cap Rate. The Cap Rate applies only to the Indexed Value Options (and not to the Fixed Value Option). The initial Cap Rate can be found on the Specifications page of your Contract. It is important to note that we only guarantee the current Cap Rate for one Contract Year.

        We consider various factors in determining the Cap Rate, including investment returns available at the time that we issue the Contract, the costs of our risk management techniques, sales commissions, administrative expenses, regulatory and tax requirements, general economic trends, and competitive factors. In addition, the Cap Rate may vary depending on your Contract's Surrender Charge Schedule. Additional information about the effect of a particular Surrender Charge Schedule on the Cap Rate appears in the "Surrender Charge—Credited Interest Rates and Cap Rates" section on page     .

        We determine the Cap Rate at our sole discretion. We can neither predict nor guarantee what those rates will be in the future.

Note:	If all or any part of your Accumulated Value under an Indexed Value Option is annuitized, utilized in the settlement of the Death Benefit, or distributed in the form of Withdrawal Proceeds or Surrender Proceeds on any date other than a Contract Anniversary, that portion of your Accumulated Value will not participate in any Index Credits for the Contract Year in which the funds were annuitized, utilized in the settlement of the Death Benefit, or distributed.

  Index Credits for the Annual Point to Point Value Option

        The Index Credit for the Annual Point to Point Value Option is calculated as follows:

  A
  =  The Index Price on the current Contract Anniversary

  B
  =  The Index Price on the last Contract Anniversary (for the first Contract Anniversary, the Index Price on the Contract Date)

  C
  =  Your Accumulated Value under the Annual Point to Point Indexed Value Option on the last Contract Anniversary (for the first Contract Anniversary, your Accumulated Value on the Contract Date), minus any Withdrawal Amount(s) since the last Contract Anniversary for the Option

        If you make a withdrawal from the Annual Point to Point Value Option during the Contract Year that reduces your Accumulated Value in the Option below the $1,000 minimum balance we require to maintain an Indexed Value Option, we will automatically transfer your remaining Accumulated Value from the Annual Point to Point Value Option to the Fixed Value Option on the next Contract Anniversary.

        For examples of how Index Credits are calculated for the Annual Point to Point Value Option, please see Appendix A.

   Index Credits for the Monthly Point to Point Value Option

        The Monthly Point to Point Value Option uses a crediting method that is based on the monthly changes in the Index, subject to a monthly Cap Rate. The Index Credit, if any, is credited annually on the Contract Anniversary but is based on the sum of the 12 monthly percentage changes in the Index Price—which monthly percentage changes could be positive or negative. On each Contract Anniversary these monthly percentage changes, each of which cannot exceed the monthly Cap Rate, are added together to determine the Index Credit for that Contract Year. Negative monthly returns have no downside limit. However, any annual Index Credit will never be less than zero, and therefore will never reduce your Accumulated Value.

        The Index Credit for the Monthly Point to Point Value Option is calculated as follows:

  A)
  The MPT Sum (described below); multiplied by

  B)
  Your Accumulated Value under the Monthly Point to Point Value Option on the last Contract Anniversary (for the first Contract Anniversary, your Accumulated Value on the Contract Date); minus any Withdrawal Amount(s) since the last Contract Anniversary

        If you make a withdrawal from the Monthly Point to Point Value Option during the Contract Year that reduces your Accumulated Value in the Option below the $1,000 minimum balance we require to maintain an Indexed Value Option, we will automatically transfer your remaining Accumulated Value from the Monthly Point to Point Value Option to the Fixed Value Option on the next Contract Anniversary.

        The MPT Sum is determined by adding the MPT Ratios for each Contract Month during the Contract Year. The MPT Ratio is calculated as follows:

  A)
  The Index Price on the Index Date;* minus

  B)
  The Index Price on the first preceding Index Date (for the first Contract Month, the Index Price on the Contract Date); divided by

  C)
  The Index Price on the first preceding Index Date (for the first Contract Month, the Index Price on the Contract Date); adjusted

  D)
  To not exceed the monthly Cap Rate.

  *
  Index Date.    Index Date, as used in calculating the Monthly Point to Point Value, is the Contract Date and the same day of each month thereafter. If the same day does not exist in a month (such as the 31st), the Index Date is the first preceding day. For example, if the Contract Date is January 31, 2010, the next Index Date is February 28, 2010, and the last day of each following month.

        For examples of how Index Credits are calculated for the Monthly Point to Point Value Option, please see Appendix B.

 MARKET VALUE ADJUSTMENT

        If you surrender your Contract or take a withdrawal in excess of the Penalty-Free Withdrawal amount during the Surrender Charge Period, we will apply an MVA to the amount being surrendered or withdrawn. No MVA will be applied after the end of the Surrender Charge Period.

Note:	The MVA applicable to a surrender or withdrawal may increase or decrease the amount that you receive or the amount deducted from your Contract Value where you request to receive a specified amount from a withdrawal. One or more MVAs may decrease your Proceeds but (together with any Surrender Charges) will never cause your Cash Surrender Value at surrender to be less than the Minimum Guaranteed Surrender Value. You should carefully consider your income needs before purchasing the Contract.

  Purpose

        The MVA is an adjustment that reflects the relationship between the Initial Fixed Value Interest Rate for new Contracts we issue at the time of the surrender or withdrawal and the Initial Fixed Value Interest Rate under your Contract. An MVA can be positive or negative. The greater the difference in interest rates, the greater effect the MVA will have. A positive MVA will increase the Surrender Proceeds or Withdrawal Proceeds payable. A negative MVA will decrease the Surrender Proceeds or Withdrawal Proceeds payable but will never (together with any Surrender Charge) cause your Cash Surrender Value at surrender to be less than the Minimum Guaranteed Surrender Value.

        As a general rule, if the Initial Fixed Value Interest Rate for new Contracts we issue has increased since we issued your Contract; the MVA will be negative and will decrease the Surrender Proceeds or Withdrawal Proceeds payable. However, if the Initial Fixed Value Interest Rate for new Contracts we issue has decreased during that period by more than 0.50%, the MVA will be positive. The MVA formula (as set forth below) contains a 0.50% deduction that is designed to compensate us for certain expenses and losses that we may incur, either directly or indirectly, as a result of a surrender or withdrawal. Thus, even if interest rates remain the same during the period, or decrease by less than 0.50%, the MVA will be negative due to the 0.50% deduction.

  Application and Waivers

        We will calculate the MVA as of the date we process your written request for surrender or withdrawal. If the MVA is positive, we increase any Surrender Proceeds or Withdrawal Proceeds payable or reduce the amount of the decrease in your Contract Value by the amount of the positive MVA where you request to receive a specified amount from a withdrawal. If the MVA is negative, we will decrease the Surrender Proceeds or Withdrawal Proceeds payable or further decrease your Contract Value by the amount of the negative MVA where you request to receive a specified amount from a withdrawal.

        We will not apply an MVA to:

  •
  Penalty-Free Withdrawal amounts, unless such amounts were taken within 12 months of surrender of the Contract;

  •
  Death Benefit Proceeds;

  •
  Withdrawals that qualify under the Confinement Care Waiver or Terminal Illness Waiver;

  •
  Payments made under the Lifetime Income Benefit Rider, except where a withdrawal is made under the Contract and together the withdrawal and payments under the Rider exceed the Penalty Free Withdrawal;

  •
  Any withdrawals taken after the end of the Surrender Charge Period; and

  •
  Annuity payments.

  MVA Formula

        An MVA is equal to the surrender or Withdrawal Amount that is subject to the MVA multiplied by the MVA Factor (described below) minus 1.

The MVA Factor is: [A/B]t

Where:

  A
  =  1 plus the Initial Fixed Value Interest Rate for the Contract on the Contract Date minus 0.50%.

  B
  =  1 plus the Initial Fixed Value Interest Rate on the day of surrender or withdrawal for new Contracts.*

  t
  =   Number of days from the date of the surrender or withdrawal to the next Contract Anniversary divided by 365; plus number of whole years remaining in the Surrender Charge Period.
  *
  If this Contract is no longer issued, the Board of Directors of Eagle Life, in its sole discretion, will declare an Initial Fixed Value Interest Rate taking into consideration current interest rates, the costs of risk management techniques, administrative expenses, regulatory and tax requirements, general economic trends as well as other factors the Board deems relevant.

        For examples of how we calculate MVAs, please see Appendix C.

CONTRACT PROCEEDS AND PAYOUT PROVISIONS

        We will pay the Proceeds when you take a withdrawal, you surrender your Contract, the Annuitant or Contract Owner dies, or when the Contract matures. We will pay all Proceeds upon death or maturity of the Contract in a lump sum unless you or your Beneficiary chooses to apply your Proceeds to provide payments under a Settlement Option, described below. We will always pay Surrender Proceeds in a lump sum unless you choose after the first Contract Year to annuitize under a life contingent payment option with at least a five year period certain. If we do not pay Proceeds immediately, we will credit interest to the Proceeds from the date of the withdrawal, surrender, Death or Maturity until the payment of Proceeds. We will add this interest to the Proceeds and credit the greater of (i) the current rate of interest we declare, or (ii) any minimum rate required by the laws of the state in which your Contract was issued.

        A Surrender Charge and MVA may apply to the Proceeds payable upon surrender or withdrawal. In addition, a surrender or withdrawal may be subject to income tax and, if you are younger than age 59 1/2 at the time of the withdrawal, a 10% penalty tax. Withdrawals may be restricted under certain Qualified Contracts.

  Surrender Charge

        The Surrender Charge is a charge we assess upon a surrender or withdrawal from the Contract during the Surrender Charge Period to the extent the amount of the surrender or withdrawal exceeds the annual Penalty-Free Withdrawal amount. We will assess a Surrender Charge on the amount of any Penalty-Free Withdrawals taken in the 12 months prior to surrender. We will waive all or a portion of the Surrender Charge where your request for surrender or withdrawal meets the conditions of the Confinement Care or Terminal Illness Waiver (as described below).

        The Falcon Gold Annuity Contract offers three different Surrender Charge Schedules. The Surrender Charge Schedules vary by length of the Surrender Charge Period. We currently offer Surrender Charge Schedules with Surrender Charge Periods of three, five and seven years. Under each Schedule, the amount of the Surrender Charge as a percentage of the amount withdrawn decreases each Contract Year. Therefore, the amount of any Surrender Charge you may pay will vary depending upon the year in which the surrender or withdrawal occurs.

        For withdrawals, the Surrender Charge equals the Withdrawal Amount (in excess of the Penalty-Free Withdrawal amount) multiplied by the applicable Surrender Charge Percentage as set forth under the Surrender Charge Schedule you selected.

        For surrenders, the Surrender Charge equals your Contract Value plus any Penalty-Free Withdrawal amounts taken in the 12 months prior to surrender, multiplied by the applicable Surrender Charge Percentage. Below are the Surrender Charge Schedules available under your Contract.

	Contract Year
	1	2	3	4	5	6	7	8+
3-Year Surrender Charge Schedule: Surrender Charge Percentage	8%	7%	6%	0%	0%	0%	0%	0%
5-Year Surrender Charge Schedule: Surrender Charge Percentage	8%	7%	6%	5%	4%	0%	0%	0%
7-Year Surrender Charge Schedule: Surrender Charge Percentage	8%	7%	6%	5%	4%	3%	2%	0%

        Credited Interest Rates and Cap Rates.    We declare the Initial Fixed Value Interest Rate, Current Fixed Value Interest Rate and Cap Rate in our sole discretion subject to the Fixed Value Minimum Guaranteed Interest Rate and guaranteed minimum Cap Rate guarantees under the Contract. However, a particular Surrender Charge Schedule may affect the Initial Fixed Value Interest Rate and Current Fixed Value Interest Rates we declare for the Fixed Value Option and the Cap Rates we establish for each Indexed Value Option. In general, a Surrender Charge Schedule with a longer Surrender Charge Period may have a higher Initial Fixed Value Interest Rate, Current Fixed Value Interest Rates and Cap Rates. Longer Surrender Charge Schedules allow us to purchase longer maturity investments in our general account which generally are likely to result in higher crediting rates for those Contracts.

        Under certain interest rate and market environments, however, the Initial Fixed Value Interest Rate and Current Fixed Value Interest Rates we credit and the Cap Rates we establish under a Contract may not increase, and could possibly decrease, as the duration of the Surrender Charge Period increases. For example, this may occur in, but is not limited to, interest rate and market environments where the yield on certain short-term fixed income securities exceeds the yield on comparable fixed income securities with longer durations or where market volatility significantly increases the cost of call options we use to manage our obligation to credit Index Credits under the Indexed Value Options.

        The Specification page to your Contract identifies the Initial Fixed Value Interest Rate we credit to the portion of your initial Premium payment allocated to the Fixed Value Option for the first Contract Year and the Cap Rates that we guarantee for the first Contract Year. At least 5 days prior to each Contract Anniversary, we will send you a notice that identifies the Current Fixed Value Interest Rate we will credit at the beginning of the next Contract Year and the Cap Rate for each Indexed Value Option we guarantee for that Contract Year. You can also call your registered representative or the Company at 1-888-349-4650 for information regarding the Initial Fixed Value Interest Rate, Current Fixed Value Interest Rate and Cap Rates we make available with each Surrender Charge Schedule.

  Withdrawal

        You may request a withdrawal under the Contract at any time. When you request a withdrawal, we deduct the amount of the withdrawal first from your Accumulated Value under the Fixed Value Option, then proportionally from your Accumulated Value under the Indexed Value Options. In our sole discretion, we may make available to Contract Owners a systematic withdrawal program that allows for regularly scheduled payments from the Contract. If you have elected to receive regularly scheduled payments under the systematic withdrawal program and your Accumulated Value under the Fixed Value Option is not enough to cover those payments for the next Contract Year, at the Contract Anniversary, we will automatically transfer a proportional amount from your Accumulated Value under the Indexed Value Options to the Fixed Value Option to cover those regularly scheduled payments.

        Penalty-Free Withdrawals.    During the Surrender Charge Period, you may only make one Penalty-Free Withdrawal in each Contract Year beginning after the first Contract Year. A Penalty-Free Withdrawal allows you to withdraw up to 10% of your Contract Value annually (determined at the time of the withdrawal) without the application of a Surrender Charge or an MVA. However, any Penalty-Free Withdrawals made within 12 months of surrender will be considered a part of the surrender and any Surrender Charge and MVA applicable at surrender will be applied at surrender to those amounts previously withdrawn as Penalty-Free Withdrawals. All withdrawals taken after the end of the Surrender Charge Period are not subject to a Surrender Charge or an MVA.

        In processing a withdrawal, we process the amount of the Penalty-Free Withdrawal first. For example, if you request a withdrawal during the Surrender Charge Period in excess of the Penalty-Free Withdrawal amount, the Penalty-Free Withdrawal amount will not be subject to a Surrender Charge or MVA—however, the remaining amount withdrawn would be subject to a Surrender Charge and MVA.

        Confinement Care Waiver.    If you have been confined to a Qualified Care Center (as defined in the Confinement Care Rider) for at least 90 consecutive days after your third Contract Anniversary and that confinement represents your first confinement to a Qualified Care Center, you may be eligible to withdraw up to 100% of your Contract Value without the application of a Surrender Charge or MVA. If the initial confinement occurs in your second or third Contract Year, the 10% Penalty-Free Withdrawal amount described above increases to 20% of your Contract Value. Your eligibility to rely on the Confinement Care Waiver is subject to the terms and conditions of the Confinement Care Rider.

        Terminal Illness Waiver.    You may be eligible to withdraw up to 100% of your Contract Value without the application of a Surrender Charge or MVA if, after your first Contract Year, you are diagnosed by a qualified physician as suffering from a terminal illness expected to result in death within one year of such diagnosis, subject to the conditions in the Terminal Illness Rider.

  Surrender Proceeds

        If you surrender your Contract during the Surrender Charge Period, we will pay you the Surrender Proceeds. The Surrender Proceeds are equal to the Cash Surrender Value of your Contract, which is the greater of (1) the Contract Value less any Surrender Charges, plus or minus any MVA, or (2) the Minimum Guaranteed Surrender Value. The Minimum Guaranteed Surrender Value on any date equals:

  •
  87.5% of all Premium payments; minus

  •
  Any Withdrawal Proceeds;

  •
  Accumulated at the Minimum Guaranteed Interest Rate (listed in your Contract).

        Deferral of Payment.    We have the right to defer payment of Surrender Proceeds for up to six months after we receive your request for surrender.

  Death Benefit Proceeds

        On the death of the Annuitant or any Contract Owner (whichever occurs first), we will pay the Death Benefit Proceeds that equal the greater of the Contract Value or the Minimum Guaranteed Surrender Value determined as of the date of death.

        Annuitant's Death.    If the Annuitant, who is not a Contract Owner, dies before the Maturity Date, we will pay Death Benefit Proceeds to the Beneficiary. If you did not choose a Settlement Option, the Beneficiary has 60 days from our receipt of the proof of death to make such a selection. If the Annuitant dies after the Maturity Date and before the payment of the entire Maturity Proceeds, we will pay any remaining balance as provided for in the chosen Settlement Option, at least as rapidly as under the method of payment in effect at the Annuitant's death.

        Owner's Death.    If any Contract Owner (or the Annuitant, in the case of a non-natural Owner), dies before the Maturity Date, we will pay Death Benefit Proceeds to the Beneficiary.

        We will pay the entire Death Benefit Proceeds in a lump sum, unless:

  •
  The Beneficiary elects a Settlement Option with all payments made over a five year period;

  •
  The Beneficiary elects a Settlement Option with payments beginning within one year of a Contract Owner's or the Annuitant's date of death, as applicable, with payments payable over the lifetime or life expectancy of the Beneficiary; or

  •
  The Beneficiary is the Contract Owner's spouse and he or she continues the Contract as the new Contract Owner.

        If an Owner dies after the Maturity Date and before the payment of the entire Maturity Proceeds, we will pay any remaining balance as provided for in the chosen Settlement Option, at least as rapidly as under the method of payment in effect at the Owner's death.

        Naming a Beneficiary.    You must name your Beneficiary in the application. You must provide a signed written notice to our Home Office, informing the Company of any change in Beneficiary. Any change in Beneficiary will take effect as of the date we receive the notice unless the current Beneficiary is an irrevocable Beneficiary. A Beneficiary is revocable unless otherwise stated in any Beneficiary designation. You cannot change an irrevocable Beneficiary. We will not be liable for any payment made before we record the written notice of a change in Beneficiary.

        Unless you notify us otherwise, the following rules apply:

  •
  If you name more than one Beneficiary and one of your Beneficiaries dies before the Annuitant, we will pay the Death Benefit Proceeds to the surviving Beneficiary(ies).

  •
  If any Beneficiary dies within 30 days after the Annuitant dies and we receive notice of the death before we pay the Death Benefit Proceeds, we will pay the Death Benefit Proceeds as if the Beneficiary died before the Annuitant.

  •
  If you have not named a Beneficiary before the Annuitant dies, we will pay the Death Benefit Proceeds to the Annuitant's estate.

  •
  If no named Beneficiary is alive when the Annuitant dies, we will pay the Death Benefit Proceeds to the Annuitant's estate.

  •
  In the case of multiple Beneficiaries, we will pay an equal portion of the Death Benefit Proceeds to each Beneficiary.

  Settlement Options

        At surrender, death of a non-Owner Annuitant, where the Contract Owner is a non-natural person, or Maturity, you or your Beneficiary, as applicable, may choose to receive annuity payments under one of the Settlement Options described below. Note that not all Settlement Options are available upon the death of an Owner. Annuity payments are a benefit of deferred annuities, but annuitization is not a requirement of the Contact. The following Settlement Options are available under the Contract: Income for a Specified Period, Life Income, Income of a Specified Amount, and Joint and Survivor Life Income. There is a minimum payout period of 5 years for each Settlement Option.

        You or your Beneficiary, as applicable, may choose a Settlement Option by notifying us in writing at our Home Office. Once we receive this notice, we will issue a Supplementary Contract in exchange for this Contract. The Supplementary Contract will identify the Settlement Option payment terms and to whom we pay any remaining Proceeds if the designated payee dies. We may change the mode of payment under a Settlement Option so each payment is at least $50.00. Once the Supplementary Contract is in effect, the method of payment cannot be changed and the Contract cannot be commuted or assigned. If the owner of the Supplementary Contract dies before payments are complete, we will pay any remaining balance at least as rapidly as under the method of payment in effect on the owner's date of death; provided however, that if the owner is not an individual, then the Annuitant is deemed to be the owner for purposes of this requirement. If your Contract is a Qualified Contract, the Income for a Specified Period and Income of a Specified Amount options may not satisfy required minimum distribution rules. Consult a tax advisor before electing one of these options.

        Income for a Specified Period.    Under this option, we will make regular equal periodic payments for a specific number of years. Payments will cease at the end of specified period and no further payments will be due. You may elect a specified period from 5 to 20 years.

        Life Income.    We will make regular equal monthly payments for a specified period certain and then for the life of the Annuitant. You may choose a specified period of 10 or 20 years, or any other period upon which we agree. After the specified period certain, regular equal monthly payments will end at the death of the Annuitant. If the Annuitant dies during the specified period certain, no payments will be made after the end of that period certain.

        Income of a Specified Amount.    We will make regular equal periodic payments until the Contract Value has been exhausted. Once the Contract Value has been exhausted, payments will cease and no further payments will be made.

        Joint and Survivor Life Income.    We will make regular equal monthly payments during the joint lifetime of the Annuitant and the named Beneficiary/payee and an equal amount during the remaining lifetime of the survivor. The amount of the payment is determined by the age and sex of each person. Payments will end on the death of the last survivor. The Annuitant must be at least 50 years old and the Beneficiary/payee must be at least 45 years old at the time of the first monthly payment under this Settlement Option.

LIFETIME INCOME BENEFIT RIDER

        We offer the optional Lifetime Income Benefit Rider ("Rider") for an extra charge. This Rider is designed for Contract Owners who desire a guaranteed income stream for life. The Rider is only available where the Contract Owner and Annuitant are the same person.

        The Rider guarantees that you can receive the Lifetime Income Benefit ("LIB") payments for your life, or the joint lifetime of you and your spouse with equal payments for the remaining lifetime of the survivor, if the Contract Value and the Income Account Value ("IAV") under the Rider (defined below) are both reduced to zero, provided certain conditions are met. The LIB payments are first treated as withdrawals of your Contract Value, and when that is exhausted, the payments continue as benefit payments from us. You may begin receiving LIB payments anytime after the first Contract Year, or at age 50, whichever occurs later.

Note:	All LIB payments and withdrawals under the Rider are withdrawals under your Contract, and will decrease your Contract Value.
It is important to note that the IAV is NOT the same as the Contract Value. It is not used to determine your Contract's Cash Surrender Value and cannot be withdrawn.

        Important factors to note about the Rider:

  •
  Excess Withdrawals (defined below) may significantly reduce the value of the Rider and cause the Rider to terminate.

  •
  You will begin paying for the Rider when you elect the Rider, even if you do not elect to receive LIB payments for many years.

  •
  The Rider generally terminates when you die. There are, however, a few exceptions to this rule. See "Death Benefit" on page     .

  •
  After you elect to receive LIB payments, you will continue to receive LIB payments even if your Contract Value is reduced to zero, unless you have taken Excess Withdrawals from your Contract.

  •
  The Rider may not be available in all states, and we may otherwise limit its availability.

  •
  LIB payments are not annuity payments. Annuity payments generally receive more favorable tax treatment than LIB payments. For more information on the tax treatment, see "Federal Income Taxes" on page     .

  •
  The Rider is only available on the Contract Date.

  •
  The effective date of the Rider is the Contract Date.

  •
  We do not apply a Surrender Charge or an MVA to LIB payments under the Rider, unless you make an Excess Withdrawal and the amount of the LIB payments and Excess Withdrawal exceed the Penalty Free Withdrawal amount for the Contract Year.

  Income Account Value

        Upon issuance of the Rider, your IAV equals the initial Premium under the Contract. Prior to the start of LIB payments, additional Premium payments increase the IAV on a dollar for dollar basis. Your IAV will grow at the IAV Rate until the end of the IAV Period (unless you choose to restart the

IAV Period as described below) or when LIB payments commence, whichever occurs first. The IAV Rate is an annual effective interest rate and is set at issuance of the Rider for the life of the Rider.

        After LIB payments start, the IAV will no longer grow at the IAV rate, but additional Premiums will still increase the IAV on a dollar for dollar basis.

        Withdrawals prior to the start of LIB payments will reduce the IAV on a pro-rata basis. For example, if the withdrawal reduces your Contract Value by 10%, the IAV under the Rider will also be reduced by 10%. Excess Withdrawals (defined below) will reduce your IAV on a dollar for dollar basis. For more information, please see the "Withdrawals" section below.

        The IAV is used only to calculate the LIB and is not a Contract Value and cannot be withdrawn.

        IAV Period.    The IAV Period is set at the Rider's issuance. You may reset your IAV Period once on any Contract Anniversary between the fifth and tenth Contract Anniversaries by notifying us in writing at our Home Office. The IAV for the new IAV Period is the greater of, 1) your IAV immediately before the reset occurs; or 2) your Contract Value on the Contract Anniversary on which you reset the new IAV Period.

  Lifetime Income Benefit

        The LIB payments are guaranteed for your life as long as the Rider is in effect. You may elect LIB payments under the Rider anytime after the first Contract Year or age 50, whichever occurs later. You can elect how frequently you receive LIB payments—monthly, quarterly, semi-annually or annually. All LIB payments will be treated as withdrawals for tax purposes, and will be taxed as ordinary income. Withdrawals are generally taxed on a less favorable basis than are annuity payments. Additionally, LIB payments if taken prior to age 59 1/2 may be subject to 10% IRS penalty tax.

        Calculating the LIB.    Your Guaranteed Annual LIB Amount equals your IAV on the day LIB payments began, multiplied by the Guaranteed Income Percentage applicable to your age at the time LIB payments are elected, as show in the table below:

GUARANTEED INCOME PERCENTAGES

Payee's Minimum Age at election of LIB	Single Life Payout Percentage	Joint Life Payout Percentage
50-59	4.0%	3.5%
60-69	5.0%	4.5%
70-79	6.0%	5.5%
80+	7.0%	6.5%

        If you select joint life payout, the joint payees must be spouses, and we base the LIB payment amount on the age of the younger joint payee. This benefit guarantees LIB payments until the death of the last surviving joint payee.

        Once LIB payments begin, your Guaranteed Income Percentage is locked in for life.

        LIB Payments.    LIB payments will reduce your IAV and Contract Value on a dollar for dollar basis. Your Guaranteed Annual LIB Amount will never decrease unless you make an Excess Withdrawal.

        You may start or stop your LIB payments at any time. If you stop and then restart payments, we will apply the original Guaranteed Income Percentage to your current IAV to determine future LIB payments.

  Withdrawals

        Prior to the start of LIB payments, you may still withdraw Accumulated Value from your Contract as described above in the "Contract Proceeds and Payout Provisions: Withdrawal" section on page     . Withdrawals prior to the start of LIB payments will reduce the IAV on a pro-rata basis.

        Withdrawals, in addition to your LIB payment, taken after LIB payments have begun are known as Excess Withdrawals. Excess Withdrawals will reduce your IAV on a dollar for dollar basis. Excess Withdrawals will reduce your future LIB payment amounts by the same percentage the Excess Withdrawal reduced your Contract Value. Immediately following an Excess Withdrawal, your LIB payment amount will equal:

A × (1-B/C)

  A
  =  LIB payment amount before the Excess Withdrawal.

  B
  =  The amount of the Excess Withdrawal.

  C
  =  Your Contract Value immediately before the Excess Withdrawal.

        If withdrawals, in combination with your LIB payment, exceed in any one Contract Year the 10% Penalty-Free Withdrawal amount allowed under your Contract, then any applicable Surrender Charges and MVAs will apply to the amount in excess of the Penalty-Free Withdrawal amount allowed.

        Example.    If you received an LIB payment of $10,000 and your Contract Value immediately following the LIB payment was $150,000, and then you subsequently requested an Excess Withdrawal of $15,000, your new LIB payment after the Excess Withdrawal would be $9,000. Based on the above formula, your new LIB payment would be determined by multiplying your LIB payment before the Excess Withdrawal ($10,000) by the product of 1 minus the amount of the Excess Withdrawal divided by your Contract Value prior to the Excess Withdrawal ($15,000/$150,000) or .90. At the time of the Excess Withdrawal, the Excess Withdrawal represented 10% of your Contract Value and lowered your future LIB payments by a corresponding 10% to $9,000.

Note:	Once LIB payments start, LIB payments will continue even if your Contract Value declines to zero, unless you take Excess Withdrawals which reduce your IAV to zero.

        If in any given year, the required minimum distribution ("RMD") from a qualified contract exceeds the annual LIB payment, the amount by which the RMD withdrawal exceeds the LIB payment will not be treated as an Excess Withdrawal.

  Step-Ups

        On the day before LIB payments begin, if your Contract Value before the deduction of the rider charge is greater than your IAV, we will automatically increase or "step-up" your IAV to an amount equal to your Contract Value. On each Contract Anniversary after LIB payments start, if your Contract Value before the deduction of the rider charge is greater than your IAV, your Guaranteed Annual LIB Amount will equal the greater of:

  •
  Your IAV multiplied by the applicable Guaranteed Income Percentage; or

  •
  Your Contract Value multiplied by the applicable Guaranteed Income Percentage.

        However, if your Contract Value is less than your IAV on a Contract Anniversary, we will not reduce your Guaranteed Annual LIB Amount.

   Death Benefit

        Upon death of the Contract Owner, the Rider will terminate unless the Contract Owner's spouse is the sole beneficiary and either

  •
  the Contract Owner dies before LIB payments begin, the spouse becomes the new Contract Owner, and the new Contract Owner is age 50 or older at that time, in which case the Rider will continue with the continuation of the Contract; or

  •
  LIB payments have already begun prior to the death of the Contract Owner, in which case the surviving spouse may receive:

  a.
  The current Contract Value in a lump sum; or

  b.
  The remaining IAV in a series of payments of up to 6% of IAV, based on the age of the surviving spouse on the date of death of the Contract Owner, until the IAV is depleted.

        If the Contract is continued, the rider charge will continue and the IAV remains eligible for any step-ups.

  Rider Charge

        We assess an annual charge for the Rider equal to the rider fee rate multiplied by the Contract Value on the Contract Anniversary. The rider fee rate is set forth on the first page of the Rider and is guaranteed for the life of the Rider, unless you elect to restart a new IAV Period, at which point we may change the rider fee rate in our sole discretion. We deduct the rider charge from your Contract Value (proportionally from the Accumulated Value of each Value Option) on each Contract Anniversary, regardless of when you start receiving LIB payments.

  Rider Termination

        The Rider will terminate on the earliest of the date:

  •
  Your send written Notice requesting termination of the Rider;

  •
  The Contract Owner dies without a surviving spouse as the sole beneficiary;

  •
  Excess Withdrawals deplete the IAV;

  •
  You surrender your Contract;

  •
  You annuitize your Contact;

  •
  The Contract Owner and Annuitant are no longer the same person; or

  •
  You die and your spouse is not at least 50 years old.

        Once terminated, the Rider may not be reinstated.

FEDERAL INCOME TAXES

        The following discussion is general in nature and is not intended as tax advice. You should consult a competent tax adviser. No attempt is made to consider any applicable state or other income tax laws, any state and local estate or inheritance tax, or other tax consequences of ownership or receipt of distributions under a Contract.

        When you invest in an annuity contract, you usually do not pay taxes on your investment gains until you withdraw the money—generally for retirement purposes. If you invest in an annuity as part of an individual retirement plan, pension plan or employer-sponsored retirement program, your contract is called a Qualified Contract. If your annuity is independent of any formal retirement or pension plan, it is termed a Non-Qualified Contract. The tax rules applicable to Qualified Contracts vary according to the type of retirement plan and the terms and conditions of the plan. See "Non-Natural Person" below for a discussion of Non-Qualified Contracts owned by persons such as corporations and trusts that are not natural persons.

TAXATION OF ANNUITIES

        Tax law imposes several requirements that annuities must satisfy in order to receive the tax treatment normally accorded to annuity contracts.

  Required Distributions

        In order to be treated as an annuity contract for Federal income tax purposes, Section 72(s) of the IRC requires any Non-Qualified Contract to contain certain provisions specifying how your interest in the Contract will be distributed in the event of the death of an owner of the Contract. Specifically, Section 72(s) requires that (a) if any owner dies on or after the annuity starting date, but prior to the time the entire interest in the contract has been distributed, the entire interest in the contract will be distributed at least as rapidly as under the method of distribution being used as of the date of such owner's death; and (b) if any owner dies prior to the annuity starting date, the entire interest in the contract will be distributed within five years after the date of such owner's death.

        The Non-Qualified Contracts contain provisions that are intended to comply with these IRC requirements, although no regulations interpreting these requirements have yet been issued. We intend to review such provisions and modify them if necessary to assure that they comply with the applicable requirements when such requirements are clarified by regulation or otherwise. Other rules may apply to Qualified Contracts.

TAXATION OF NON-QUALIFIED CONTRACTS

  Non-Natural Person

        If a non-natural person (e.g., a corporation or a trust) owns a Non-Qualified Contract, the taxpayer generally must include in income any increase in the excess of the account value over the investment in the Contract (generally, the Premiums or other consideration paid for the contract) during the taxable year. There are some exceptions to this rule and a prospective owner that is not a natural person should discuss these with a tax adviser.

        The following discussion generally applies to Contracts owned by natural persons.

  Withdrawals

        When a withdrawal from a Non-Qualified Contract occurs, the amount received will be treated as ordinary income subject to tax up to an amount equal to the excess (if any) of the Contract Value, without adjustment for any applicable Surrender Charge, immediately before the distribution over the

Owner's investment in the Contract (generally, the Premiums or other consideration paid for the Contract, reduced by any amount previously distributed from the Contract that was not subject to tax) at that time. The Contract Value immediately before a withdrawal may have to be increased by any positive MVA that results from a withdrawal. There is, however, no definitive guidance on the proper tax treatment of MVAs and you may want to discuss the potential tax consequences of an MVA with your tax adviser. In the case of a surrender of a Non-Qualified Contract, the amount received generally will be taxable only to the extent it exceeds the Contract Owner's investment in the Contract.

        In the case of a withdrawal under a Qualified Contract, a ratable portion of the amount received is taxable, generally based on the ratio of the "investment in the contract" to the individual's total account balance or accrued benefit under the retirement plan. The "investment in the contract" generally equals the amount of any non-deductible Premium Payments paid by or on behalf of any individual. In many cases, the "investment in the contract" under a Qualified Contract can be zero.

  Penalty Tax on Certain Withdrawals

        In the case of a distribution from a Non-Qualified Contract, there may be imposed a federal tax penalty equal to 10% the amount treated as income. In general, however, there is no penalty on distributions if they are:

  •
  Made on or after the taxpayer reaches age 59 1/2;

  •
  Made on or after the death of a Contract Owner;

  •
  Attributable to the taxpayer's becoming disabled; or

  •
  Made as part of a series of substantially equal periodic payments for the life (or life expectancy) of the taxpayer.

        Other exceptions may be applicable under certain circumstances and special rules may be applicable in connection with the exceptions enumerated above. Additional exceptions may apply to distributions from a Qualified Contract. You should consult a tax adviser with regard to exceptions from the penalty tax.

  Annuity Payments

        Although tax consequences may vary depending on the payout option elected under an annuity contract, a portion of each annuity payment is generally not taxed and the remainder is taxed as ordinary income. The non-taxable portion of an annuity payment is generally determined in a manner that is designed to allow you to recover your investment in the contract ratably on a tax-free basis over the expected stream of annuity payments, as determined when annuity payments start. Once your investment in the contract has been fully recovered, however, the full amount of each annuity payment is subject to tax as ordinary income.

  Taxation of Death Benefit Proceeds

        Amounts may be distributed from a Contract because of your death or the death of the Annuitant. Generally, such amounts are includible in the income of the recipient as follows: (i) if distributed in a lump sum, they are taxed in the same manner as surrender of the Contract, or (ii) if distributed under a payout option, they are taxed in the same way as annuity payments.

  Transfers, Assignments or Exchanges of a Contract

        A transfer or assignment of ownership of a Contract, the designation of an annuitant, the selection of certain maturity dates, or the exchange of a Contract may result in certain tax consequences to you that are not discussed herein. An owner contemplating any such transfer, assignment or exchange, should consult a tax adviser as to the tax consequences.

  Withholding

        Annuity distributions are generally subject to withholding for the recipient's federal income tax liability. Recipients can generally elect, however, not to have tax withheld from distributions.

  Multiple Contracts

        All Non-Qualified deferred annuity contracts that are issued by us (or our affiliates) to the same owner during any calendar year are treated as one annuity contract for purposes of determining the amount includible in such owner's income when a taxable distribution occurs.

  Further Information

        We believe that the contracts will qualify as annuity contracts for Federal income tax purposes and the above discussion is based on that assumption.

TAXATION OF QUALIFIED CONTRACTS

        The tax rules applicable to Qualified Contracts vary according to the type of retirement plan and the terms and conditions of the plan. Your rights under a Qualified Contract may be subject to the terms of the retirement plan itself, regardless of the terms of the Qualified Contract. Adverse tax consequences may result if you do not ensure that contributions, distributions and other transactions with respect to the Contract comply with the law.

  Individual Retirement Annuities (IRAs)

        IRAs, as defined in Section 408 of the IRC, permit individuals to make annual contributions of up to the lesser of a specified dollar amount for the year or the amount of compensation includible in the individual's gross income for the year. The contributions may be deductible in whole or in part, depending on the individual's income. Distributions from certain retirement plans may be "rolled over" into an IRA on a tax-deferred basis without regard to these limits. Amounts in the IRA (other than nondeductible contributions) are taxed when distributed from the IRA. A 10% penalty tax generally applies to distributions made before age 59 1/2, unless an exception applies.

  SIMPLE IRAs

        SIMPLE IRAs permit certain small employers to establish SIMPLE plans as provided by Section 408(p) of the IRC, under which employees may elect to defer to a SIMPLE IRA a specified percentage of compensation. The sponsoring employer is required to make matching or non-elective contributions on behalf of employees. Distributions from SIMPLE IRAs are subject to the same restrictions that apply to IRA distributions and are taxed as ordinary income. Subject to certain exceptions, premature distributions prior to age 59 1/2 are subject to a 10 percent penalty tax, which is increased to 25 percent if the distribution occurs within the first two years after the commencement of the employee's participation in the plan.

  Roth IRAs

        Roth IRAs, as described in IRC section 408A, permit certain eligible individuals to make non-deductible contributions to a Roth IRA in cash or as a rollover or transfer from another Roth IRA or other IRA. A rollover from or conversion of an IRA to a Roth IRA is generally subject to tax and other special rules apply. The Contract Owner may wish to consult a tax adviser before combining any converted amounts with any other Roth IRA contributions, including any other conversion amounts from other tax years. Distributions from a Roth IRA generally are not taxed, except that, once aggregate distributions exceed contributions to the Roth IRA, income tax and a 10% penalty tax may apply to distributions made (i) before age 59 1/2 (subject to certain exceptions) or (ii) during the five taxable years starting with the year in which the first contribution is made to any Roth IRA. A 10% penalty tax may apply to amounts attributable to a conversion from an IRA if they are distributed during the five taxable years beginning with the year in which the conversion was made.

  Corporate Pension and Profit-Sharing Plans

        Corporate pension and profit-sharing plans under Section 401(a) of the IRC allow corporate employers to establish various types of retirement plans for employees, and self-employed individuals to establish qualified plans for themselves and their employees. Adverse tax consequences to the retirement plan, the participant or both may result if the Contract is transferred to any individual as a means to provide benefit payments, unless the plan complies with all the requirements applicable to such benefits prior to transferring the Contract.

  Section 457 Plans

        Section 457 Plans, while not actually providing for a qualified plan as that term is normally used, provides for certain deferred compensation plans with respect to service for state governments, local governments, political subdivisions, agencies, instrumentalities and certain affiliates of such entities, and tax exempt organizations. The Contract can be used with such plans. Under such plans a participant may specify the form of investment in which his or her participation will be made. Under a non-governmental plan, all such investments, however, are owned by and are subject to, the claims of the general creditors of the sponsoring employer.

  Other Tax Issues

        Qualified Contracts have minimum distribution rules that govern the timing and amount of distributions. The value of optional contract provisions such as the Lifetime Income Benefit Rider may have to be added to the Contract Value in calculating the required minimum distribution amount. Consult a tax advisor. Pursuant to special legislation, required minimum distributions for the 2009 tax year generally are not required, and 2009 distributions that otherwise would be required minimum distributions may be eligible for rollover. You should refer to your retirement plan, adoption agreement, or consult a tax adviser for more information about these distribution rules.

        Distributions from Qualified Contracts generally are subject to withholding for the Contract Owner's federal income tax liability. The withholding rate varies according to the type of distribution and the Owner's tax status. The Owner will be provided the opportunity to elect not to have tax withheld from distributions.

        "Eligible rollover distributions" from section 401(a), 403(a), and governmental 457 plans are subject to a mandatory federal income tax withholding of 20%. For this purpose, an eligible rollover distribution is any distribution to an employee (or employee' spouse or former spouse as beneficiary or alternate payee) from such a plan, except certain distributions such as distributions required by the IRC, distributions in a specified annuity form, or hardship distributions. The 20% withholding does not apply, however, to nontaxable distributions or if the employee chooses a "direct rollover" from the plan to a tax-qualified plan, IRA or tax sheltered annuity or to a governmental 457 plan that agrees to separately account for rollover contributions.

 FEDERAL ESTATE TAXES

        While no attempt is being made to discuss the Federal estate tax implications of the Contract, a purchaser should keep in mind that the value of an annuity contract owned by a decedent and payable to a beneficiary by virtue of surviving the decedent is included in the decedent's gross estate. Depending on the terms of the annuity contract, the value of the annuity included in the gross estate may be the actuarial value of the payments to be received by the beneficiary. Consult an estate planning adviser for more information.

GENERATION-SKIPPING TRANSFER TAX

        Under certain circumstances, the IRC may impose a "generation skipping transfer tax" when all or part of an annuity contract is transferred to, or a Death Benefit is paid to, an individual two or more generations younger than the Owner. Regulations issued under the IRC may require us to deduct the tax from your Contract, or from any applicable payment, and pay it directly to the IRS.

ANNUITY PURCHASES BY NONRESIDENT ALIENS AND FOREIGN CORPORATIONS

        The discussion above provides general information regarding U.S. federal income tax consequences to annuity purchasers that are U.S. citizens or residents. Purchasers that are not U.S. citizens or residents will generally be subject to U.S. federal withholding tax on taxable distributions from annuity contracts at a 30% rate, unless a lower treaty rate applies. In addition, purchasers may be subject to state and/or municipal taxes and taxes that may be imposed by the purchaser's country of citizenship or residence. Prospective purchasers are advised to consult with a qualified tax adviser regarding U.S., state and foreign taxation with respect to an annuity contract purchase.

ANNUITY PURCHASES BY RESIDENTS OF PUERTO RICO

        The Internal Revenue Service has announced that income received by residents of Puerto Rico under life insurance or annuity contracts issued by a Puerto Rico branch of a United States life insurance company is U.S.-source income that is generally subject to United States Federal income tax.

POSSIBLE TAX LAW CHANGES

        Although the likelihood of legislative changes is uncertain, there is always the possibility that the tax treatment of the Contract could change by legislation or otherwise. Consult a tax adviser with respect to legislative developments and their effect on the Contract.

        We have the right to modify the Contract in response to legislative changes that could otherwise diminish the favorable tax treatment that annuity contract owners currently receive. We make no guarantee regarding the tax status of any contract and do not intend the above discussion as tax advice.

GENERAL MATTERS

DISTRIBUTION

        We offer the Contract on a continuous basis. We anticipate continuing to offer the Contracts but reserve the right to discontinue the offering.

        We have entered into a distribution agreement with our affiliate, American Equity Capital, Inc. for the distribution and sale of the Contracts on a best efforts basis. American Equity Capital, Inc. enters into selling agreements with other affiliated and unaffiliated broker-dealers (the "selling firms") for the sale of the Contracts. Contracts are sold by licensed insurance agents (the "selling agents) who are registered representatives of the selling firms, in those states where the Contract may be lawfully sold. American Equity Capital, Inc. is registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934 as a broker-dealer and is a member of the Financial Industry Regulatory Authority, Inc. ("FINRA").

        We pay commissions to American Equity Capital, Inc. for the sale of the Contracts by selling firms. We may also pay selling firms amounts for expenses incurred by them. The selling agents who solicit sales of the Contract typically receive a portion of the compensation paid by the Company to the selling firms in the form of commissions or other compensation, depending on the agreement between the selling firm and the selling agent. The selling agents are also licensed as insurance agents by applicable state insurance authorities and appointed as agents of the Company. The payment of these distribution expenses does not result in any additional charges against the Contracts that are not described in the prospectus and Contract.

        The amount and timing of commissions we may pay to selling firms may vary depending on the selling agreement and the contract sold but is not expected to be more than [            %] of the Premium. We may pay or allow other promotional incentives or payments in the form of cash or other compensation to the extent permitted by FINRA rules and other applicable laws and regulations.

        We also pay compensation to wholesaling broker-dealers or other firms or intermediaries, including payments to affiliates of ours, in return for wholesaling services such as providing marketing and sales support, product training and administrative services to the selling agents of the selling firms. These allowances may be based on a percentage of the Premium.

        Under the distribution agreement with American Equity Capital, Inc., we may pay the following sales expenses: distribution expenses such as production incentive bonuses (to registered representatives and their managers), agency expense allowances, advertising expenses and all other expenses of distributing the Contracts.

        In addition to the compensation described above, we may make additional cash payments, in certain circumstances referred to as "override" compensations, or reimbursements to selling firms in recognition of their marketing and distribution, transaction processing and/or administrative services support. These payments are not offered to all selling firms, and the terms of any particular agreement governing the payments may vary among selling firms depending on, among other things, the level and type of marketing and distribution support provided. Marketing and distribution support services may include, among other services, placement of the Company's products on the selling firms' preferred or recommended list, access to the selling firms' registered representatives for purposes of promoting sales of our products, assistance in training and education of the selling agents, and opportunities for us to participate in sales conferences and educational seminars. The payments or reimbursements may be calculated as a percentage of the particular selling firm's actual or expected aggregate sales of our indexed annuity contracts (including the Contract) and/or may be a fixed dollar amount. Selling firms receiving these additional payments may pass on some or all of the payments to the selling agent.

        You should ask your selling agent for further information about what commissions or other compensation he or she, or the selling firm for which he or she works, may receive in connection with your purchase of a Contract.

TELEPHONE AND INTERNET

        To speak with a customer service representative to make requests related to your Contract or to obtain more information, you can contact the Company's Home Office at 1-888-349-4650, 5000 Westown Parkway, West Des Moines, Iowa 50266.

NOTICE, ELECTIONS AND CHANGE

        Where notice is required to be made to the Company or you wish to make any changes or elections under the Contract, such notice or request must be submitted in a written or verbal form satisfactory to the Company. Written notice must be signed by the Contract Owner and received by the Company's Home Office: 5000 Westown Parkway, West Des Moines, Iowa 50266.

        Unless specified otherwise, notice will take effect as of the date we receive it. If we take any action in good faith before we receive a valid notice, we will not be subject to liability even if our acts were contrary to what you told us in the notice.

CHANGE OF ADDRESS

        You may change your address by writing to us at our Home Office. If you change your address, we will send a confirmation of the address change to both your old and new addresses.

EVIDENCE OF SURVIVAL

        The Company reserves the right to require satisfactory evidence that a person is alive if a benefit payment is based on that person being alive. No payment will be made until the Company receives such evidence.

AMENDMENTS

        No change in the Contract is valid unless approved in writing by one of the Company's officers. The Company reserves the right to amend the Contract by attaching an Endorsement or Rider to meet the requirements of the IRC, regulations, or published rulings.

DIVORCE

        In the event of divorce, the former spouses must provide a qualified domestic relations order to us. The terms of the qualified domestic relations order will control. For example, if the qualified domestic relations order requires that a Contract be divided among two former spouses, then we will divide the Contract according to the terms of the qualified domestic relations order. Dividing the Contract will not change the effective date or any of the values under the Contract.

TERMINATION

        This Contract terminates on the earliest of:

  •
  The date you fail to maintain the $2,000 minimum Contract Value we require (unless the Lifetime Income Benefit Rider is in effect and LIB payments have begun);

  •
  The date you choose to exercise the annuitization option;

  •
  The date you surrender your Contract;

  •
  The date the Annuitant or Owner dies; or

  •
  The Maturity Date.

MISSTATEMENT OF AGE OR SEX

        If age or sex has been misstated, we will change your Contract benefits to what they would have been for the correct age or sex. If we find the error after making income payments, we will (i) pay the amount of any under-payments, plus the greater of 6% interest rate or the rate required by your state, compounded annually; or (ii) charge the amount of any over-payments, plus the greater of 6% interest rate or the rate required by your state, compounded annually, against the next income payments.

SIGNATURE REQUIREMENTS

        For some transactions, we may require your signature to be notarized or guaranteed by a commercial bank or a member of a national securities exchange.

LOANS

        Loans are not available under your Contract.

STATEMENT OF VALUES

        We will mail a report to you at least annually at your last known address of record. The report will show:

  •
  All Premiums paid;

  •
  Withdrawals;

  •
  Value Options;

  •
  Interest Rates;

  •
  Cap Rate(s); and

  •
  Any further information required by any applicable law or regulation.

        You also will receive confirmations of each transfer, withdrawal, and surrender.

CONFORMITY WITH APPLICABLE LAWS

        The Settlement Option, Cash Surrender Value, or Death Benefit Proceeds available under your Contract are not less than the minimum benefits required by the state in which your Contract is delivered. The provisions of this Contract conform to the minimum requirements of the state in which the Contract was issued. If any provision of your Contract is determined not to provide the minimum benefits required by that state, such provision will be deemed to be amended to conform or comply with such laws or regulations. In addition, notwithstanding any provision in the Contract to the contrary, all distributions under the Contract must be made in accordance with the applicable requirements of IRC Section 72(s), and all terms of the Contract will be interpreted consistently with these requirements.

EXPERTS AND COUNSEL

        [To be provided by amendment.]

 INCONTESTABILITY

        The Contract is incontestable, except for fraudulent statements made in the application or supplemental applications, after it has been in force during the Annuitant's lifetime for 2 years from the Contract Date.

NONFORFEITABILITY

        Before the Maturity Date, your interest in the Cash Surrender Value is always nonforfeitable.

IMSA

        We are a member of the Insurance Marketplace Standards Association ("IMSA"). IMSA is an independent, voluntary organization of life insurance companies. It promotes high ethical standards in the sales, advertising and servicing of individual life insurance and annuity products. Companies must undergo a rigorous self and independent assessment of their practices to become a member of IMSA.

INFORMATION REGARDING EAGLE LIFE INSURANCE COMPANY

CORPORATE HISTORY OF THE COMPANY

        Eagle Life Insurance Company (the "Company" or "Eagle Life") is the issuer of your Contract and the entity to which you should look to honor the guarantees under your Contract. Eagle Life is an Iowa stock life insurance company that was incorporated on August 28, 2008. Our Home Office is located at 5000 Westown Parkway, West Des Moines, Iowa 50266. Eagle Life is a wholly owned subsidiary of American Equity Investment Life Insurance Company ("American Equity Life").

        American Equity Life is a life insurance company domiciled and incorporated in the State of Iowa. American Equity Life also has a wholly owned subsidiary, American Equity Investment Life Insurance Company of New York, which is domiciled in State of New York. American Equity Life is wholly owned by American Equity Investment Life Holding Company (the "Holding Company"). As of March 31, 2009, no persons or entities beneficially owned more than 8.42% of the common stock par value $1 per share, of the Holding Company.

        American Equity Life is and its subsidiaries are principally engaged as a full service underwriter of fixed annuity and life insurance products. American Equity Life and its subsidiaries market these products through a variable cost brokerage distribution network of approximately 65 national marketing organizations and, through them, 45,000 independent agents. American Equity Life is currently licensed to sell its products in the District of Columbia and all states, except the State of New York. American Equity Investment Life Insurance Company of New York is licensed to sell its products in the State of New York.

        Eagle Life was capitalized through the issuance of 2,500,000 authorized $1 par common stock on September 17, 2008 to American Equity Life in exchange for $6,000,000 of initial capital.

        Eagle Life and American Equity Life have entered into a Management Services Agreement. Under this agreement, American Equity Life agrees to provide administrative functions related to agent licensing, payment of commissions, actuarial services, annuity policy issuance and service, accounting and financial compliance, market conduct, general and informational services and marketing. In exchange for providing these administrative functions, Eagle Life reimburses American Equity Life. During the period from August 28, 2008 to December 31, 2008, Eagle Life incurred fees under this agreement of $43,808.

THE COMPANY'S BUSINESS

        Our business consists of the sale of individual fixed annuity products consisting of both unregistered traditional declared rate annuities and registered indexed annuities and, accordingly, we have only one business segment. Our business strategy is to earn predictable returns by managing investment spreads and investment risk. Additional information concerning our business may be found in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section on page     .

  Annuity Market Overview

        Our target market includes the group of individuals ages 45-75 who are seeking to accumulate tax-deferred savings. We believe that significant growth opportunities exist for annuity products because of favorable demographic and economic trends. According to the U.S. Census Bureau, there were 35 million Americans age 65 and older in 2000, representing 12% of the U.S. population. By 2030, this sector of the population is expected to increase to 20% of the total population. Our fixed annuity products are particularly attractive to this group as a result of the guarantee of principal with respect to those products, competitive rates of credited interest, tax-deferred growth and alternative payout options.

        According to Advantage Group Associates, Inc., total industry sales of index annuities increased 6% to $26.8 billion in 2008 from $25.2 billion in 2007.

  Strategy

        Our business strategy is to develop and grow our registered indexed annuity business and earn predictable returns by managing investment spreads and investment risk. Key elements of this strategy include the following:

        Develop and Enhance our Network of Selling Firms.    We believe that successful relationships with affiliated and nonaffiliated broker-dealer selling firms will represent a significant competitive advantage. Our objective is to develop the productivity and efficiency of this core distribution channel by focusing our marketing and recruiting efforts on those selling firms with registered representatives capable of selling $1 million or more of annuity premium annually. We will be alert to on-going opportunities to establish relationships with selling firms, registered representatives and agents not presently associated with us and will provide all of our distributors with the highest quality service possible.

        Continue to Introduce Innovative and Competitive Products.    We intend to be at the forefront of the fixed annuity industry in developing and introducing innovative and new competitive products. We were one of the first companies to offer a registered index annuity offering a choice among interest crediting strategies. We believe that our continued focus on anticipating and being responsive to the product needs of our policyholders will lead to increased customer loyalty, revenues and profitability.

        Use Expertise within our Holding Company System to Achieve Targeted Spreads on Annuity Products.    Within our Holding Company system, our affiliates have had a successful track record in achieving targeted spreads on annuity products. We intend to leverage this experience and expertise through personnel we share with our affiliates in managing the investment spread during a range of interest rate environments to achieve our targeted spreads.

        Maintain our Profitability Focus and Improve Operating Efficiency.    We are committed to continuously working to improve our profitability by advancing the scope and sophistication of our investment management and spread capabilities and continuously seeking out operating efficiencies within the Holding Company system. Our Holding Company system has made substantial investments in technology improvements that benefit our business. For example, we have acquired and implemented software designed to enable us to operate in a paperless environment with respect to policy administration.

        Take Advantage of the Growing Popularity of Index Products.    We believe that the growing popularity of index annuity products that credit interest by reference to an external market index without the risk of loss of the premium deposit presents an attractive opportunity to grow our business. We intend to capitalize on the reputation of our parent, American Equity Life, a leading marketer of index annuities in this expanding segment of the annuity market.

  Products

        Index Annuities.    Index annuities are fixed annuities that allow policyholders to earn index credits based on reference to the performance of a particular index without the risk of loss of their principal. Most of these products allow policyholders to transfer funds once a year among several different crediting strategies, including one or more index based strategies and a traditional fixed rate strategy.

        The annuity contract value is equal to the sum of premiums paid, interest credited to a Fixed Value Option, and interest credited to Indexed Value Options ("index credits"), which, depending upon the crediting strategy selected, may be based upon an overall limit (or "cap rate") of the annual appreciation (based in certain situations on monthly point-to-point calculations) in a recognized index or benchmark. Cap rates limit the amount of annual interest the policyholder may earn in any one contract year and may be adjusted by us annually subject to guaranteed minimums. The minimum guaranteed surrender values are equal to 87.5% of the premium collected plus interest credited at an annual rate ranging from 1% to 3.5%.

        Traditional Declared Rate Annuities.    Our traditional declared rate deferred annuities have an annual interest rate (the "crediting rate") that is guaranteed for the first policy year. After the first policy year, we have the discretionary ability to change the crediting rate once annually to any rate at or above a guaranteed minimum rate. The guaranteed minimum rate on our fixed rate deferred annuities ranges from 1% to 4%.

        The initial crediting rate is largely a function of the interest rate we can earn on invested assets acquired with new annuity deposits and the rates offered on similar products by our competitors. For subsequent adjustments to crediting rates, we take into account the yield on our investment portfolio, annuity surrender assumptions, competitive industry pricing and crediting rate history for particular groups of annuity policies with similar characteristics.

        Withdrawal Options.    Policyholders are typically permitted penalty-free withdrawals of up to 10% of the contract value annually after the first year, subject to limitations. Withdrawals in excess of allowable penalty-free amounts may be assessed a surrender charge and an MVA during the surrender charge period. Surrender charges are set at levels aimed at protecting us from loss on early terminations and reducing the likelihood of policyholders terminating their policies during periods of increasing interest rates. This practice lengthens the effective duration of the policy liabilities and enhances our ability to maintain profitability on such policies. The policyholder may elect to take the proceeds of the annuity either in a single payment or in a series of payments for life, for a fixed number of years, or a combination of these payment options.

        Our index annuity policies have a lifetime income benefit rider. This rider provides an additional liquidity option to policyholders who elect to receive a guaranteed lifetime income from their contract without requiring them to annuitize their contract value. The amount of the lifetime income benefit available is determined by the growth in the policy's income account value as defined in the policy and the policyholder's age at the time the policyholder elects to begin receiving lifetime income benefit payments. Lifetime income benefit payments may be stopped and restarted at the election of the policyholder.

  Investments

        Investment activities are an integral part of our business, and net investment income is a significant component of our total revenues. Profitability of our annuity products is significantly affected by spreads between interest yields on investments, the cost of options to fund the annual index credits on our index annuities and rates credited on the fixed value option strategy in the index annuities and the traditional declared rate annuities. We manage the index-based risk component of our index annuities by purchasing call options on the applicable indices to fund the annual index credits on these annuities and by adjusting the cap rates on policy anniversary dates to reflect the change in the cost of such options which varies based on market conditions. All options are purchased to fund the index credits on our index annuities on their respective anniversary dates, and new options are purchased at each of the anniversary dates to fund the next annual index credits. Credited rates on the fixed value option strategy in our index annuities may be changed from time to time, subject to minimum guarantees. Changes in cap rates and crediting rates in the fixed value option strategy on index annuities and crediting rates on traditional declared rate annuities may not be sufficient to maintain targeted investment spreads in all economic and market environments. In addition, competition and other factors, including the potential for increases in surrenders and withdrawals, may limit our ability to adjust or to maintain cap rates and crediting rates at levels necessary to avoid narrowing of spreads under certain market conditions.

  Marketing

        Our Holding Company affiliate, American Equity Capital, Inc. ("American Equity Capital") is the principal underwriter for our registered index annuity product. Our distribution strategy for our registered index annuities is to enter into selling agreements with broker-dealer selling firms for the sale of our products, and to concentrate on building strong, long-term relationships with those selling firms and their registered representatives. We emphasize high quality service to our distributors and policyholders along with the prompt payment of commissions to the selling firms. We focus on a firm commitment to service with innovative and competitive products, outstanding customer service, quality investments and overall strength. This focus, plus the strength of the annuity product guarantees, should attract customers who are seeking to increase their assets for retirement yet minimize risk to principal.

  Competition and Ratings

        We operate in a highly competitive industry. Many of our competitors are substantially larger and enjoy substantially greater financial resources, higher ratings by rating agencies, broader and more diversified product lines and more widespread distribution relationships. Our annuity products compete with index, traditional declared rate and variable annuities sold by other insurance companies and also with mutual fund products, traditional bank investments and other investment and retirement funding alternatives offered by asset managers, banks, and broker-dealers. Our annuity products compete with products of other insurance companies, financial intermediaries and other institutions based on a number of features, including crediting rates, policy terms and conditions, service provided to distribution channels and policyholders, ratings, reputation and distribution compensation.

        The selling firms which distribute our products may use the ratings assigned to an insurer by independent rating agencies as one factor in determining which insurer's annuity products to market. In recent years, the market for annuities has been dominated by those insurers with the highest ratings.

        Financial strength ratings generally involve quantitative and qualitative evaluations by rating agencies of a company's financial condition and operating performance. Generally, rating agencies base their ratings upon information furnished to them by the insurer and upon their own investigations, studies and assumptions. Ratings are based upon factors of concern to policyholders, agents and intermediaries and are not directed toward the protection of investors and are not recommendations to buy, sell or hold securities.

        In addition to the financial strength ratings, rating agencies use an "outlook statement" to indicate a medium or long-term trend which, if continued, may lead to a rating change. A positive outlook indicates a rating may be raised and a negative outlook indicates a rating may be lowered. A stable outlook is assigned when ratings are not likely to be changed. Outlooks should not be confused with expected stability of the issuer's financial or economic performance. A rating may have a "stable" outlook to indicate that the rating is not expected to change, but a "stable" outlook does not preclude a rating agency from changing a rating at any time without notice.

        During 2008, A.M. Best and Standard & Poor's each revised its outlook for the U.S. life insurance sector to negative from stable. In January 2009, Standard & Poor's reiterated its negative outlook on the U.S. life insurance sector. Going forward, rating agencies may heighten the level of scrutiny they apply to insurance companies, may increase the frequency and scope of their credit reviews, and may adjust upward the capital and other requirements employed in the rating agency models for maintenance of certain ratings levels.

        A.M. Best Company ratings currently range from "A++" (Superior) to "F" (In Liquidation), and include 16 separate ratings categories. Within these categories, "A++" (Superior) and "A+" (Superior) are the highest, followed by "A" (Excellent) and "A-" (Excellent) then followed by "B++" (Good) and "B+" (Good). Publications of A.M. Best Company indicate that the "A-" rating is assigned to those companies that, in A.M. Best Company's opinion, have demonstrated an excellent ability to meet their ongoing obligations to policyholders.

        Standard & Poor's insurer financial strength ratings currently range from "AAA (extremely strong)" to "R (under regulatory supervision)", and include 21 separate ratings categories, while "NR" indicates that Standard & Poor's has no opinion about the insurer's financial strength. Within these categories, "AAA" and "AA" are the highest, followed by "A" and "BBB". Publications of Standard & Poor's indicate that an insurer rated "BBB" is regarded as having good financial security characteristics, but is more likely to be affected by adverse business conditions than are higher rated insurers.

        A.M. Best Company and Standard & Poor's review their ratings of insurance companies from time to time. There can be no assurance that any particular rating will continue for any given period of time or that it will not be changed or withdrawn entirely if, in their judgment, circumstances so warrant.

  Reinsurance

        The Company has entered into a Coinsurance Agreement with our parent, American Equity Life under which we reinsure a quota share of risks under certain annuity policies issued by American Equity Life on or after September 1, 2009. Under this Agreement, we pay our quota share of the following: all policy benefits; commission and expense allowances; actual direct net cost of derivatives related to the policies; and all insurance taxes and charges. We also pay a risk-based capital ("RBC") charge related to the policies reinsured.

  Regulation

        Life insurance companies are subject to regulation and supervision by the states in which they transact business. State insurance laws establish supervisory agencies with broad regulatory authority, including the power to:

  •
  grant and revoke licenses to transact business;

  •
  regulate and supervise trade practices and market conduct;

  •
  establish guaranty associations;

  •
  license agents;

  •
  approve policy forms;

  •
  approve premium rates for some lines of business;

  •
  establish reserve requirements;

  •
  prescribe the form and content of required financial statements and reports;

  •
  determine the reasonableness and adequacy of statutory capital and surplus;

  •
  perform financial, market conduct and other examinations;

  •
  define acceptable accounting principles for statutory reporting;

  •
  regulate the type and amount of permitted investments; and

  •
  limit the amount of dividends and surplus note payments that can be paid without obtaining regulatory approval.

        Most states have enacted regulations on the activities of insurance holding company systems, including acquisitions, extraordinary dividends, the terms of surplus notes, the terms of affiliate transactions and other related matters. We are registered pursuant to such legislation in Iowa. A number of state legislatures have also considered or have enacted legislative proposals that alter and, in many cases, increase the authority of state agencies to regulate insurance companies and holding company systems.

        Most states, including Iowa where we are domiciled, have enacted legislation or adopted administrative regulations affecting the acquisition of control of insurance companies as well as transactions between insurance companies and persons controlling them. The nature and extent of such legislation and regulations currently in effect vary from state to state. However, most states require administrative approval of the direct or indirect acquisition of 10% or more of the outstanding voting securities of an insurance company incorporated in the state. The acquisition of 10% of such securities is generally deemed to be the acquisition of "control" for the purpose of the holding company statutes and requires not only the filing of detailed information concerning the acquiring parties and the plan of acquisition, but also administrative approval prior to the acquisition. In many states, the insurance authority may find that "control" in fact does not exist in circumstances in which a person owns or controls more than 10% of the voting securities.

        Although the federal government does not directly regulate the business of insurance, federal legislation and administrative policies in several areas, including pension regulation, age and sex discrimination, financial services regulation, securities regulation and federal taxation can significantly affect the insurance business. In addition, legislation has been passed which could result in the federal government assuming some role in regulating insurance companies and which allows combinations between insurance companies, banks and other entities. Federal legislation may be introduced in 2009 significantly altering the regulation of insurance companies in the future.

        State insurance regulators and the National Association of Insurance Commissioners ("NAIC") are continually reexamining existing laws and regulations and developing new legislation for the passage by state legislatures and new regulations for adoption by insurance authorities. Proposed laws and regulations or those still under development pertain to insurer solvency and market conduct and in recent years have focused on:

  •
  insurance company investments;

  •
  RBC guidelines, which consist of regulatory targeted surplus levels based on the relationship of statutory capital and surplus, with prescribed adjustments, to the sum of stated percentages of each element of a specified list of company risk exposures;

  •
  the implementation of non-statutory guidelines and the circumstances under which dividends may be paid;

  •
  principles-based reserving;

  •
  product approvals;

  •
  agent licensing;

  •
  underwriting practices; and

  •
  insurance and annuity sales practices.

        The NAIC's RBC requirements are intended to be used by insurance regulators as an early warning tool to identify deteriorating or weakly capitalized insurance companies for the purpose of initiating regulatory action. The RBC formula defines a minimum capital standard which supplements low, fixed minimum capital and surplus requirements previously implemented on a state-by-state basis. Such requirements are not designed as a ranking mechanism for adequately capitalized companies.

        The NAIC's RBC requirements provide for four levels of regulatory attention depending on the ratio of a company's total adjusted capital to its RBC. Adjusted capital is defined as the total of statutory capital, surplus, asset valuation reserve and certain other adjustments. Calculations using the NAIC formula at December 31, 2008, indicated that our ratio of total adjusted capital to the highest level at which regulatory action might be initiated was 842%.

        We also may be required, under the solvency or guaranty laws of most states in which we do business, to pay assessments up to certain prescribed limits to fund policyholder losses or liabilities of insolvent insurance companies. These assessments may be deferred or forgiven under most guaranty laws if they would threaten an insurer's financial strength and, in certain instances, may be offset against future premium taxes. Assessments related to business reinsured for periods prior to the effective date of the reinsurance are the responsibility of the ceding companies.

  Federal Income Tax

        The annuity products that we market generally provide the policyholder with a federal income tax advantage, as compared to certain other savings investments such as certificates of deposit and taxable bonds, in that federal income taxation on any increases in the contract values (i.e., the "inside build-up") of these products is deferred until it is received by the policyholder. With other savings investments, the increase in value is generally taxed each year as it is realized.

        From time to time, various tax law changes have been proposed that could have an adverse effect on our business, including the elimination of all or a portion of the income tax advantage described above for annuities. If legislation were enacted to eliminate the tax deferral for annuities, such a change may have an adverse effect on our ability to sell non-qualified annuities. Non-qualified annuities are annuities that are not sold to an individual retirement account or other qualified retirement plan.

        We are taxed under the life insurance company provisions of the IRC. Provisions in the IRC require a portion of the expenses incurred in selling insurance products to be capitalized and deducted over a period of years, as opposed to being immediately deducted in the year incurred. This provision increases the current income tax expense charged to gain from operations for statutory accounting purposes which reduces statutory net income and surplus and, accordingly, may decrease the amount of cash dividends that may be paid by our life subsidiaries.

  Employees

        We do not currently have any employees. Our operational needs are met by American Equity Life and certain of its direct and indirect wholly-owned subsidiaries, pursuant to various service, investment management, administrative, selling, and distribution agreements, or by third party service providers under separate agreements. Certain agreements with American Equity Life are discussed in the "Transactions with Related Persons, Promoters, and Certain Control Persons" section on page     . Under the agreements with American Equity Life and its subsidiaries, we reimburse American Equity Life (and American Equity Life reimburses its applicable subsidiaries) for all costs associated with providing these services. We believe that such services are most efficiently performed in this manner to meet our operational needs and that we, thereby, avoid duplicate costs among us, American Equity Life, and its applicable subsidiaries.

POTENTIAL RISK FACTORS THAT MAY EFFECT FUTURE RESULTS

The current financial crisis has resulted in unprecedented levels of market volatility and an overall deterioration in the debt and equity markets which could adversely affect us if these conditions continue or deteriorate further in 2009.

        Markets in the United States and elsewhere have been experiencing extreme volatility and disruption for more than 12 months, due in part to the financial stresses affecting the liquidity of the banking system and the financial markets. In recent months, this volatility and disruption has reached unprecedented levels. The United States has entered into a severe recession that is likely to persist well into and perhaps through and even beyond 2009. These circumstances have also exerted downward pressure on stock prices and reduced access to the equity and debt markets for certain issuers. The prolonged and severe disruptions in the public debt and equity markets (including, among other things, widening of credit spreads, bankruptcies, and government intervention in a number of large financial institutions) may result in us recognizing significant other than temporary impairment losses.

        There may be pressure on our capital position during 2009 if market conditions continue to deteriorate resulting in other than temporary impairments. This may result in us needing to raise additional capital to sustain our current business in force and new sales of our annuity products, which may be difficult under current market conditions.

Governmental initiatives intended to alleviate the current financial crisis that have been adopted may not be effective and, in any event, may be accompanied by other initiatives, including new capital requirements or other regulations, that could materially affect our results of operations, financial condition and liquidity in ways that we cannot predict.

        We are subject to extensive laws and regulations that are administered and enforced by a number of different regulatory authorities including state insurance regulators, the NAIC and the Securities and Exchange Commission. In light of the current financial crisis, some of these authorities are or may in the future consider enhanced or new regulatory requirements intended to prevent future crises or otherwise assure the stability of institutions under their supervision. These authorities may also seek to exercise their supervisory or enforcement authority in new or more robust ways. All of these possibilities, if they occurred, could affect the way we conduct our business and manage our capital, and may require us to satisfy increased capital requirements, any of which in turn could materially affect our results of operations, financial condition and liquidity.

The markets in the United States and elsewhere have been experiencing unprecedented levels of market volatility and disruption. We are exposed to significant financial and capital risk, including changing interest rates, credit spreads and equity prices which may have an adverse affect on sales of our products, profitability, and our investment portfolio.

        Future changes in interest rates, credit spreads and equity and bond indices may result in fluctuations in the income derived from our investments. These and other factors due to the current recession could have a material adverse effect on our financial condition, results of operations or cash flows.

        Our interest rate risk is related to market price and changes in cash flow. Substantial and sustained increases and decreases in market interest rates can materially and adversely affect the profitability of our products, our ability to earn predictable returns, the fair value of our investments and the reported value of stockholders' equity. A rise in interest rates, in the absence of other countervailing changes, will increase the unrealized loss position of our investment portfolio. With respect to our available for sale fixed maturity securities, such declines in value (net of income taxes and certain adjustments for assumed changes in amortization of deferred policy acquisition costs and deferred sales inducements) reduce our reported stockholders' equity.

        Credit and cash flow assumption risk is the risk that issuers of securities, mortgagees on mortgage loans or other parties, including reinsurers and derivatives counterparties, default on their contractual obligations or experience adverse changes to their contractual cash flow streams. We attempt to minimize the adverse impact of this risk by monitoring portfolio diversification by asset class, creditor, industry, and by complying with investment limitations governed by state insurance laws and regulations as applicable. We also consider all relevant objective information available in estimating the cash flows related to asset-backed securities. We monitor and manage exposures to determine whether securities are impaired or loans are deemed uncollectible.

        Disintermediation risk is the risk that our policyholders may surrender all or part of their contracts in a rising interest rate environment, which may require us to sell assets in an unrealized loss position. Sustained declines in long-term interest rates may result in increased redemptions of our fixed income securities that have call features. We have reinvestment risk related to these redemptions to the extent we cannot reinvest the net proceeds in assets with credit quality and yield characteristics similar to or better than those of the redeemed bonds. We have a certain ability to mitigate this risk by lowering crediting rates on our products subject to certain restrictions as discussed below.

        Our exposure to credit spreads is related to market price and changes in cash flows related to changes in credit spreads. If credit spreads continue to widen significantly, this could lead to other than temporary impairments. If credit spreads tighten significantly, this will reduce net investment income associated with new purchases of fixed maturity securities.

        We are subject to the risk that the issuers of our fixed maturity securities and other debt securities will default on principal and interest payments, particularly if a major downturn in economic activity occurs. An increase in defaults on our fixed maturity securities could harm our financial strength and reduce our profitability.

        We use derivative instruments to fund the annual credits on our index annuities. We purchase derivative instruments, consisting primarily of one-year call options, from a number of counterparties. Our policy is to acquire such options only from counterparties rated "A-"or better by a nationally recognized rating agency and the maximum credit exposure to any single counterparty is subject to concentration limits. If our counterparties fail to honor their obligations under the derivative instruments, our revenues may not be sufficient to fund the annual index credits on our index annuities. Any such failure could harm our financial strength and reduce our profitability.

        A key component of our net income is the investment spread. A narrowing of investment spreads may adversely affect operating results. Although we have the right to adjust interest crediting rates on most products, changes to crediting rates may not be sufficient to maintain targeted investment spreads in all economic and market environments. In general, our ability to lower crediting rates is subject to a minimum crediting rate filed with and approved by state regulators. In addition, competition and other factors, including the potential for increases in surrenders and withdrawals, may limit our ability to adjust or maintain crediting rates at levels necessary to avoid the narrowing of spreads under certain market conditions. Our policy structure generally provides for resetting of policy crediting rates from time to time and imposes surrender charges for certain withdrawals during the surrender charge period.

        Managing the investment spread on our index annuities is more complex than it is for traditional declared rate annuity products. We manage the index-based risk component of our index annuities by purchasing call options on the applicable indices to fund the annual index credits on these annuities and by adjusting the cap rates on policy anniversary dates to reflect changes in the cost of such options which varies based on market conditions. The price of such options generally increases with increases in the volatility in the indices and interest rates, which may either narrow the spread or cause us to lower cap rates. Thus, the volatility of the indices adds an additional degree of uncertainty to the profitability of the index products. We attempt to mitigate this risk by resetting cap rates on the policy anniversaries.

Our valuation of fixed maturity and equity securities may include methodologies, estimates and assumptions which are subject to differing interpretations and could result in changes to investment valuations that may materially adversely affect our results of operations or financial condition.

        Fixed maturity securities and equity securities are reported at fair value in our consolidated balance sheets. During periods of market disruption including periods of significantly rising or high interest rates, rapidly widening credit spreads or illiquidity, it may be difficult to value certain of our securities if trading becomes less frequent and/or market data becomes less observable. Prices provided by independent broker quotes or independent pricing services that are used in the determination of fair value can vary significantly for a particular security. There may be certain asset classes that were in active markets with significant observable data that become illiquid due to the current financial environment. As such, valuations may include inputs and assumptions that are less observable or require greater judgment as well as valuation methods that require greater judgment. Further, rapidly changing and unprecedented credit and equity market conditions could materially impact the valuation of securities as reported in our consolidated financial statements and the period-to-period changes in value could vary significantly. Decreases in value may have a material adverse effect on our results of operations or financial condition.

We face potential competition from companies that have greater financial resources, broader arrays of products, higher ratings and stronger financial performance, which may impair our ability to attract new customers and maintain our profitability and financial strength.

        We operate in a highly competitive industry. Many of our competitors are substantially larger and enjoy substantially greater financial resources, higher ratings by rating agencies, broader and more diversified product lines and more widespread agency relationships. Our annuity products compete with index, traditional declared rate and variable annuities sold by other insurance companies and also with mutual fund products, traditional bank investments and other retirement funding alternatives offered by asset managers, banks and broker-dealers. Our insurance products compete with those of other insurance companies, financial intermediaries and other institutions based on a number of factors, including premium rates, policy terms and conditions, service provided to distribution channels and policyholders, ratings by rating agencies, reputation and commission structures.

        Our ability to compete depends in part on rates of interest credited to policyholder account balances or the parameters governing the determination of index credits which is driven by our investment performance. We will not be able to accumulate and retain assets under management for our products if our investment results underperform the market or the competition, since such under performance likely would result in asset withdrawals and reduced sales.

        We compete for distribution sources for our products. We believe that our success in competing for distributors depends on factors such as our financial strength, the services we provide to, and the relationships we develop with these distributors and offering competitive commission structures. Our distributors are generally free to sell products from whichever providers they wish, which makes it important for us to continually offer distributors products and services they find attractive. If our products or services fall short of distributors' needs, we may not be able to establish and maintain satisfactory relationships with distributors of our annuity products. Our ability to compete will also depend in part on our ability to develop innovative new products and bring them to market more quickly than our competitors. In order for us to compete in the future, we will need to continue to bring innovative products to market in a timely fashion. Otherwise, our revenues and profitability could suffer.

        National banks, with pre-existing customer bases for financial services products, may increasingly compete with insurers, as a result of legislation removing restrictions on bank affiliations with insurers. This legislation, the Gramm-Leach-Bliley Act of 1999, permits mergers that combine commercial banks, insurers and securities firms under one holding company. Until passage of the Gramm-Leach-Bliley Act, prior legislation had limited the ability of banks to engage in securities-related businesses and had restricted banks from being affiliated with insurance companies. The ability of banks to increase their securities-related business or to affiliate with insurance companies may materially and adversely affect sales of all of our products by substantially increasing the number and financial strength of our potential competitors.

We may experience volatility in net income due to accounting standards for derivatives.

        Pursuant to Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"), as amended, all of our derivative instruments, including certain derivative instruments embedded in other contracts, are recognized in the balance sheet at their fair values and changes in fair value are recognized immediately in earnings. This impacts certain revenues and expenses we report for our index annuity business as follows:

  •
  We must mark to market the call options purchased to fund the annual index credits on our index annuities based upon quoted market prices from related counterparties and the associated credit worthiness of each counterparty. We record the change in fair value of these options as a component of our revenues. The change in fair value of derivatives includes the gains or losses recognized at expiration of the option term or upon early termination and changes in fair value for open positions.

  •
  Under SFAS 133, the contractual obligations for future annual index credits are treated as a "series of embedded derivatives" over the expected life of the applicable contracts. Increases or decreases in the fair value of embedded derivatives generally correspond to increases or decreases in equity market performance and changes in the interest rates used to discount the excess of the projected policy contract values over the projected minimum guaranteed contract values.

        The application of SFAS 133 in future periods to our index annuity business may cause substantial volatility in our reported net income.

If we do not manage our growth effectively, our financial performance could be adversely affected; our historical growth rates may not be indicative of our future growth.

        We intend to grow our company by entering into selling agreements with affiliated and unaffiliated broker-dealers, recruiting independent registered representatives of those broker-dealers, increasing the productivity of the existing distribution force, expanding our distribution network, developing new products, expanding into new product lines, and continuing to develop new incentives for our distribution force. Growth will impose significant responsibilities on our management, including the need to identify, recruit, maintain and integrate additional employees, including management. There can be no assurance that we will be successful in expanding our business or that our systems, procedures and controls will be adequate to support our operations as they expand. In addition, due to our anticipated growth and resulting increased size, it may be necessary to expand the scope of our investing activities to asset classes in which we have not invested or have not had significant exposure. If we are unable to adequately manage our investments in these classes, our financial condition or operating results in the future may not meet our expectations. Our failure to manage growth effectively, or our inability to recruit, maintain and integrate additional qualified employees and distributors, could have a material adverse effect on our business, financial condition or results of operations. We cannot assure you that our future revenues will increase or that we will be profitable.

We must retain and attract key employees or else we may not grow or be successful.

        We are dependent upon our executive management for the operation and development of our business. Our executive management includes:

  •
  David J. Noble, Chairman of the Board and President;

  •
  Debra J. Richardson, Secretary and Director;

  •
  John M. Matovina, Chief Financial Officer, Treasurer and Director;

  •
  Ted M. Johnson, Controller;

  •
  Wendy L. Carlson, Director; and

  •
  James M. Gerlach, Director.

        This executive management team provides the expertise, knowledge and experience which will allow us to focus on our strategic business plans. Although we have change in control agreements with members of our executive management team, we do not have employment contracts with any of the members of our executive management team. Although none of our executive management team has indicated that they intend to terminate their employment with us, there can be no assurance that these employees will remain with us for any particular period of time. Also, we do not maintain "key person" life insurance for any of our personnel.

If we are unable to attract and enter into selling agreements with broker-dealer selling firms, sales of our products may be affected.

        We distribute our annuity products through selling agreements with affiliated and unaffiliated broker-dealers and their registered representatives. We must enter into those selling agreements to distribute our products. Insurance companies compete vigorously for distribution relationships. We compete with other life insurance companies for distribution relationships primarily on the basis of our financial position, support services, compensation and product features. Selling firms may promote products offered by other life insurance companies that may offer a different variety of products than we do. Our competitiveness for such distributors also depends upon the long-term relationships we develop with them. If we are unable to attract and retain sufficient distributors, our ability to compete and our revenues would suffer.

Changes in state and federal regulation may affect our profitability.

        We are subject to regulation under applicable insurance statutes in the various states in which we transact business. Insurance regulation is intended to provide safeguards for policyholders rather than to protect shareholders of insurance companies or their holding companies. Regulators oversee matters relating to trade practices, policy forms, claims practices, guaranty funds, types and amounts of investments, reserve adequacy, insurer solvency, minimum amounts of capital and surplus, transactions with related parties, changes in control and payment of dividends.

        State insurance regulators and the NAIC continually reexamine existing laws and regulations, and may impose changes in the future We are subject to the NAIC's RBC requirements which are intended to be used by insurance regulators as an early warning tool to identify deteriorating or weakly capitalized insurance companies for the purpose of initiating regulatory action. We also may be required, under solvency or guaranty laws of most states in which we do business, to pay assessments up to certain prescribed limits to fund policyholder losses or liabilities for insolvent insurance companies.

        Although the federal government does not directly regulate the insurance business, federal legislation and administrative policies in several areas, including pension regulation, age and sex discrimination, financial services regulation, securities regulation and federal taxation, can significantly affect the insurance business. As increased scrutiny has been placed upon the insurance regulatory framework, a number of state legislatures have considered or enacted legislative proposals that alter, and in many cases increase, state authority to regulate insurance companies and holding company systems. In addition, legislation has been introduced in Congress which could result in the federal government assuming some role in the regulation of the insurance industry. The regulatory framework at the state and federal level applicable to our insurance products is evolving. The changing regulatory framework could affect the design of such products and our ability to sell certain products. Any changes in these laws and regulations could materially and adversely affect our business, financial condition or results of operations.

Changes in federal income taxation laws, including any reduction in individual income tax rates, may affect sales of our products and profitability.

        From time to time, various tax law changes have been proposed that could have an adverse effect on our business, including the elimination of all or a portion of the income tax advantages for annuities. If legislation were enacted to eliminate the tax deferral for annuities, such a change may have an adverse effect on our ability to sell non-qualified annuities. Non-qualified annuities are annuities that are not sold to a qualified retirement plan.

        In June 2001, the Economic Growth and Tax Relief Reconciliation Act of 2001 (the "2001 Act") was signed into law. The 2001 Act implemented a staged reduction in individual federal income tax rates that began in 2001. Later, in May 2003, the Jobs and Growth Tax Relief Reconciliation Act of 2003 (the "2003 Act") was signed into law. The enactment of the 2003 Act accelerated rate reductions implemented by the 2001 Act. While the reduction in income tax rates is temporary (pre-2001 rates will return in 2011), the present value of the tax deferred advantage of annuities and life insurance products is less, which might hinder our ability to sell such products and/or increase the rate at which our current policyholders surrender their policies.

We face risks relating to litigation, including the costs of such litigation, management distraction and the potential for damage awards, which may adversely impact our business.

        We may become involved in litigation, both as a defendant and as a plaintiff. In addition, state regulatory bodies, such as state insurance departments, the SEC, the Financial Industry Regulatory Authority, Inc. ("FINRA"), the Department of Labor, and other regulatory bodies regularly make inquiries and conduct examinations or investigations of companies in the annuity business concerning compliance with, among other things, insurance laws, securities laws, the Employee Retirement Income Security Act of 1974, as amended, and laws governing the activities of broker-dealers. Companies in the annuity business have faced litigation, including class action lawsuits, alleging improper product design, improper sales practices and similar claims. There can be no assurance that any future litigation, will not have a material adverse effect on our business, financial condition or results of operations, through distraction of our management or otherwise.

A downgrade in our parent's credit or financial strength ratings may increase future cost of capital and may reduce new sales, adversely affect relationships with distributors and increase policy surrenders and withdrawals.

        Currently, the Holding Company's senior unsecured indebtedness carries a "bbb-" rating from A.M. Best Company and a "BB+" rating from Standard & Poor's. The ability to maintain such ratings is dependent upon the results of operations of the Holding Company's subsidiaries, including us, and the Holding Company's financial strength. Financial strength ratings are important factors in establishing the competitive position of life insurance and annuity companies. In recent years, the market for annuities has been dominated by those insurers with the highest ratings. For example, distributors and sales agents for life insurance and annuity products use the ratings as one factor in determining which insurer's annuities to market.

        Financial strength ratings generally involve quantitative and qualitative evaluations by rating agencies of a company's financial condition and operating performance. Generally, rating agencies base their ratings upon information furnished to them by the insurer and upon their own investigations, studies and assumptions. Ratings are based upon factors of concern to agents, policyholders and intermediaries and are not directed toward the protection of investors and are not recommendations to buy, sell or hold securities.

        Our parent, American Equity Life, has received financial strength ratings of "A-" (Excellent) with a negative outlook from A.M. Best Company and "BBB+" with a negative outlook from Standard & Poor's. A.M. Best Company and Standard & Poor's review their ratings of insurance companies from time to time. There can be no assurance that any particular rating will continue for any given period of time or that it will not be changed or withdrawn entirely if, in their judgment, circumstances so warrant. We have a financial support agreement with American Equity Life. Under this agreement, American Equity Life will provide support so that we have the greater of (a) capital and surplus of $5 million, or (b) the amount of capital and surplus as shall be necessary to maintain a RBC ratio based upon Company action level of at least 300% on an on-going basis. This agreement is not an evidence of indebtedness or an obligation or liability of American Equity Life and does not provide any of our policyholders with recourse to American Equity Life.

        The risks notes above about a downgrade in ratings are also applicable to American Equity Life, and a downgrade in American Equity Life's ratings could have a material adverse effect on us because of the terms of the financial support agreement.

PROPERTIES

        We share space with our parent, American Equity Life, which leases approximately 64,000 square feet of commercial office space in one building in West Des Moines, Iowa, under an operating lease that expires on December 31, 2015.

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        [To be provided by amendment.]

DIRECTORS AND EXECUTIVE OFFICERS

        [To be completed by amendment.]

        Set forth below is information regarding our directors and executive officers as of June 1, 2009. There are no family relationships among any directors or executive officers.

Name	Age	Position
David Jeff Noble	77	Chairman of the Board and President
Debra Jane Richardson	52	Secretary and Director
John Michael Matovina	55	Chief Financial Officer, Treasurer and Director
Ted Morris Johnson	40	Controller
Wendy Lee Carlson	49	Director
James Michael Gerlach	67	Director

        David J. Noble has served as our Chairman of the Board and President since our formation in 2008. He has served as Chairman of the Holding Company since 1995; Chief Executive Officer, President and Treasurer of the Holding Company from 1995 through December 2008; and as Chairman of American Equity Life since its formation in 1995. He has also served as Chief Executive Officer of American Equity Life since March 2001, and he served as President of American Equity Life from 1995 until March, 2001. Mr. Noble was Chief Executive Officer of The Statesman Group, Inc. ("Statesman") from 1982 through 1994 and was a director of Statesman (from 1975) and its President (from 1979) until he left to form the Holding Company at the end of 1995. Mr. Noble has been active in the insurance industry for over 50 years. Mr. Noble is a director of Twenty Services, Inc.

        Debra J. Richardson has served as our Secretary and a director since our formation in 2008. She has served as Senior Vice President, Secretary and director of the Holding Company since August 2008; and as a director, Senior Vice President and Secretary of American Equity Life since June 1996. Ms. Richardson was employed by Statesman from 1977 through April 1996, serving in various positions including Vice President of Shareholder/Investor Relations and Assistant Secretary. Ms. Richardson has been involved in the insurance industry for over 20 years.

        John Michael Matovina has been our Chief Financial Officer, Treasurer and a director since our formation in 2008. He has also served as Chief Financial Officer (since January 2009), Vice Chairman (since June 2003) and director (since 2000) of the Holding Company. Prior to being appointed Vice Chairman, Mr. Matovina was a private investor since 1997 and a financial consultant to the Holding Company from 1997 to 2000. From November 1983 through November 1996, he was a senior financial officer of Statesman and many of its subsidiaries, and, prior to the Holding Company's acquisition of Statesman in September 1994, he served as Statesman's Chief Financial Officer, Treasurer and Secretary. Mr. Matovina is a certified public accountant and has almost 20 years of experience as a financial officer in the insurance industry.

        Ted M. Johnson has served as our Controller since our formation in 2008. He has served as the Vice President of Accounting for American Equity Life since August 2001. He was a Senior Manager with Ernst & Young from September 1992 through August 2001. Mr. Johnson has over 17 years of experience in the insurance industry and is a certified public accountant.

        Wendy L. Carlson has been a director of the Company since our formation in 2008. She has served as Chief Executive Officer and President of the Holding Company since January 2009. She was the Chief Financial Officer and General Counsel of the Holding Company from June 1999 until December 2008. She has served as General Counsel of American Equity Life since June 1999. Before becoming an employee, she served as outside corporate counsel for the Holding Company from its inception in 1995. Ms. Carlson was previously a partner in the firm of Whitfield & Eddy, P.L.C., Des Moines, Iowa, where she practiced law from 1985 until June 1999. She served as one of the corporate attorneys for Statesman for over 10 years. Ms. Carlson is also a certified public accountant.

        James M. Gerlach has been a director of the Company since our formation in 2008. He has served as a director and Executive Vice President of the Holding Company since 1997 and as a director, Executive Vice President and Chief Marketing Officer of American Equity Life since 1996. Prior to joining the Holding Company, Mr. Gerlach served as Executive Vice President and Secretary of American Life and Casualty Insurance Company and as Executive Vice President and Treasurer of Vulcan Life Insurance Company, a subsidiary of American Life and Casualty. Mr. Gerlach has been active in the insurance industry for over 40 years.

COMPENSATION

  Executive Compensation

        [To be provided by amendment.]

  Compensation of the Board of Directors

        [To be provided by amendment.]

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS, AND CERTAIN CONTROL PERSONS

        [To be completed by amendment.]

        Financial Support Agreement.    We have a financial support agreement with American Equity Life. Under this agreement, American Equity Life will provide support so that we will have the greater of (a) capital and surplus of $5 million, or (b) the amount of capital and surplus necessary to maintain a RBC ratio based upon Company action level of at least 300% on an on-going basis. This agreement is not an evidence of indebtedness or an obligation or liability of American Equity Life and does not provide any of our contract owners with recourse to American Equity Life. American Equity Life's Financial Statements prepared in accordance with generally accepted accounting principles are included herein for reference purposes.

        Investment Advisory Agreement.    The Investment Advisory Agreement provides that the Holding Company serves as investment adviser with respect to our general account investments for a period of five years. Under this agreement, the Holding Company furnishes a continuous investment program and provides investment advisory services as reasonably necessary for the proper administration of our general account investments. In consideration for the services provided under this agreement, we agree to pay the Holding Company each calendar quarter a fee, based on the market value of our general account investments, and to reimburse the Holding Company for any expenses relating to the performance of those services.

LEGAL PROCEEDINGS

        The Company, like other life insurance companies, may be involved in lawsuits, including class action lawsuits. In some class action and other lawsuits involving insurers, substantial damages have been sought and/or material settlement payments have been made. However, the Company believes that, as of the date of this prospectus, there are no pending or threatened lawsuits that involve the Company.

LEGAL MATTERS

        The law firm of Sutherland Asbill & Brennan LLP, Washington, DC, has provided certain legal advice relating to certain matters under the federal securities laws.

IMPORTANT INFORMATION ABOUT THE INDICES

        The Contract is not sponsored, endorsed, sold or promoted by Standard & Poor's, a division of the McGraw-Hill companies, Inc. ("S&P"). S&P makes no representation or warranty, express or implied, to the owners of the Contract or any member of the public regarding the advisability of investing in securities generally or in the Contract particularly or the ability of the S&P 500 Index to track general stock market performance. S&P's only relationship to the Company is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index which is determined, composed and calculated by S&P without regard to the Company or Contract. S&P has no obligation to take the needs of the Company or the owners of the Contract into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in the determination of the prices and amount of the Product or the timing of the issuance or sale of the Product or in determination or calculation of the equation by which the Product is to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Product.

        S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE PRODUCT, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

        "Standard & Poor's®", "S&P", "S&P 500®", "Standard & Poor's 500" and "500" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by the Company. This Contract is not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of purchasing the Contract.

REGISTRATION STATEMENT

        We have filed a registration statement with the Securities and Exchange Commission under the Securities Act of 1933 that relates to the Contract. This prospectus does not contain all of the information in the registration statement, as permitted by Securities and Exchange Commission regulations. You can obtain the omitted information from the Securities and Exchange Commission's principal office in Washington, DC, upon payment of a prescribed fee.

RULE 12H-7 REPRESENTATION

        Eagle Life Insurance Company relies upon the exemption from the periodic reporting requirements of the Securities Exchange Act of 1934 (the "Securities Exchange Act") set forth in Rule 12h-7 under the Securities Exchange Act to the extent necessary to avoid any such periodic reporting obligation.

FINANCIAL STATEMENTS

        [To be provided by amendment.]

APPENDIX A

ANNUAL POINT TO POINT VALUE OPTION

INDEX CREDIT CALCULATION

        The following examples are intended to help you to understand how Index Credits are calculated for the Annual Point to Point Value Option. The first example shows what happens when the Index increases over the Contract Year and the percentage increase in the Index does not exceed the Cap Rate. The second example shows what happens when the Index increases over the Contract Year and the percentage increase in the Index is greater than the Cap Rate. The third example shows what happens when the Index declines over the year.

Example 1: Cap Rate Exceeds Percentage Increase for Index

        Assume:

  •
  Index Credit calculated for the fourth Contract Year;

  •
  The Contract was issued on April 1—meaning, the Contract Anniversary is on April 1 of every year and the last day of the Contract Year is March 31 of every year;

  •
  The Accumulated Value under the Annual Point to Point Value Option equaled $10,000 on the third Contract Anniversary;

  •
  The Index Price on the fourth Contract Anniversary (April 1 of the fifth Contract Year) was 1050.00;

  •
  The Index Price on the third Contract Anniversary (April 1 of the fourth Contract Year) was 1010.00;

  •
  The Cap Rate for the Annual Point to Point Value Option is 6%, or 0.06; and

  •
  No withdrawals from the Annual Point to Point Value Option during the fourth Contract Year.

        First, we determine the rate at which the Index Credit will be applied. We subtract the Index Price on the third Contract Anniversary (1010.00) from the Index Price on the fourth Contract Anniversary (1050.00). We divide the result (40.00) by the Index Price on the third Contract Anniversary (1010.00).

1050.00 - 1010.00 1010.00	=	0.0396

        The Index Credit rate will be the lesser of the result (0.0396) and the Cap Rate (0.06). In this case, the result is lower than the Cap Rate, so the rate for calculating the Index Credit is 0.0396.

        Second, we determine the amount of the Index Credit. We multiply the Index Credit rate (0.0396) by the Accumulated Value under the Annual Point to Point Value Option at the end of the third Contract Year ($10,000).

0.0396 × 10,000	=	396.00

        The Annual Point to Point Value Option earned a $396.00 Index Credit for the fourth Contract Year. Thus, on the fourth Contract Anniversary, the Accumulated Value under the Annual Point to Point Value Option equals $10,396 ($10,000 + $396).

A-1

Example 2: Percentage Increase for Index Exceeds Cap Rate

        Assume the same as Example 1, except:

  •
  The Index Price on the fourth Contract Anniversary (April 1 of the fourth Contract Year) was 1100.00.

        First, we determine the rate at which the Index Credit will be applied. We subtract the Index Price on the third Contract Anniversary (1010.00) from the Index Price on the fourth Contract Anniversary (1100.00). We divide the result (90.00) by the Index Price on the third Contract Anniversary (1010.00).

1100.00 - 1010.00 1010.00	=	0.0891

        The Index Credit rate will be the lesser of the result (0.0891) and the Cap Rate (0.06). In this case, the result is higher than the Cap Rate, so the rate for calculating the Index Credit is the Cap Rate of 0.06.

        Second, we determine the amount of the Index Credit. We multiply the Index Credit rate (.06) by the Accumulated Value under the Annual Point to Point Value Option on the third Contract Anniversary ($10,000).

.06 × 10,000	=	600.00

        The Annual Point to Point Value Option earned a $600.00 Index Credit for the fourth Contract Year. Thus, on the fourth Contract Anniversary, the Accumulated Value under the Annual Point to Point Value Option equals $10,600 ($10,000 + $600).

Example 3: Index Declines

        Assume the same as Example 1, except:

  •
  The Index Price on the fourth Contract Anniversary (April 1 of the fifth Contract Year) was 925.00.

        First, we determine the rate at which the Index Credit will be applied. We subtract the Index Price on the third Contract Anniversary (1010.00) from the Index Price on the fourth Contract Anniversary (925.00). We divide the result (-85) by the Index Price on the third Contract Anniversary (1010.00).

925.00 - 1010.00 1010.00	=	-0.0842

        The Index Credit rate will be the lesser of the result (-0.0842) and the Cap Rate (0.06). In this case, the result of -0.0842 is lower than the Cap Rate. Since the Index Credit cannot be less than zero, a 0% Index Credit rate is used.

        Second, we determine the amount of the Index Credit. We multiply the Index Credit rate (0%) by the Accumulated Value under the Annual Point to Point Value Option on the third Contract Anniversary ($10,000).

0 × 10,000	=	0

        The Annual Point to Point Value Option earned a $0 Index Credit for the fourth Contract Year. Thus, on the fourth Contract Anniversary, the Accumulated Value under the Annual Point to Point Indexed Value Option equals $10,000 ($10,000 + $0).

A-2

APPENDIX B

MONTHLY POINT TO POINT VALUE OPTION

INDEX CREDIT CALCULATION

        The following examples are intended to help you to understand how Index Credits are calculated for the Monthly Point to Point Value Option. The first example shows what happens when the MPT Sum is greater than zero. The second example shows what happens when the MPT Sum is less than zero.

Example 1: Positive MPT Sum

        Assume:

  •
  Index Credit calculated for fourth Contract Year;

  •
  The Contract was issued on May 17—meaning, the first Index Date is on May 17 and the subsequent Index Dates fall on the 17th of every month;

  •
  The Accumulated Value under the Monthly Point to Point Value Option equaled $10,000 on the third Contract Anniversary; and

  •
  The monthly Cap Rate for the Monthly Point to Point Value Option is 2.00%.

Index Date	Index Price	Monthly Change	MPT Ratio
May 17	975
June 17	980	0.5128%	0.5128%
July 17	1027	4.7959%	2.0000%
August 17	1021	-0.5842%	-0.5842%
September 17	950	-6.9540%	-6.9540%
October 17	960	1.0526%	1.0526%
November 17	1000	4.1667%	2.0000%
December 17	1021	2.1000%	2.0000%
January 17	1006	-1.4691%	-1.4691%
February 17	1015	0.8946%	0.8946%
March 17	1015	0.0000%	0.0000%
April 17	1020	0.4926%	0.4926%
May 17	1040	1.9608%	1.9608%

        First, we calculate the MPT Ratio for each month. The chart above lists the MPT Ratio for each month. For example, the MPT Ratio for July was calculated as follows: we subtract the Index Price on the first preceding Index Date (980) from the Index Price on the Index Date (1027). We divide the result (47) by the Index Price on the first preceding Index Date (980), which equals the monthly change (4.7959%). The MPT Ratio is the lesser of the monthly change (4.7959%) or the monthly Cap Rate (2.00%). Thus, the MPT Ratio for July is 2.00%.

        Second, we calculate the MPT Sum, which is the sum of MPT Ratios for the Contract Year.

0.5128% + 2.0000% + -0.5842% + -6.9540% + 1.0526% + 2.0000% + 2.0000% + -1.4691% + 0.8946% + 0.0000% + 0.4926% + 1.9608% = 1.91%

        The MPT Sum equals 1.91%.

B-1

        Next, we determine the amount of the Index Credit. We multiply the MPT Sum (1.91%) by the Accumulated Value under the Monthly Point to Point Value Option.

0.0191 × 10,000.00	=	191.00

        The Monthly Point to Point Value Option earned a $191.00 Index Credit for the fourth Contract Year. Thus, on the fourth Contract Anniversary, the Accumulated Value under the Monthly Point to Point Value Option equals $10,191.00 ($10,000.00 + $191.00).

Example 2: Negative MPT Sum

        Assume the same as Example 1, except:

  •
  The Index Price is as indicated in the chart below.

Index Date	Index Price	Monthly Change	MPT Ratio
May 17	975
June 17	980	0.5128%	0.5128%
July 17	1027	4.7959%	2.0000%
August 17	1021	-0.5842%	-0.5842%
September 17	950	-6.9540%	-6.9540%
October 17	960	1.0526%	1.0526%
November 17	1000	4.1667%	2.0000%
December 17	1000	0.0000%	0.0000%
January 17	1006	0.6000%	0.6000%
February 17	1015	0.8946%	0.8946%
March 17	1010	-0.4926%	-0.4926%
April 17	985	-2.4752%	-2.4752%
May 17	950	-3.5533%	-3.5533%

        First, we calculate the MPT Ratio for each month. The chart above lists the MPT Ratio for each month. For example, the MPT Ratio for March was calculated as follows: we subtract the Index Price on the first preceding Index Date (1015) from the Index Price on the Index Date (1010). We divide the result (-5) by the Index Price on the first preceding Index Date (1015), which equals the monthly change (-0.4926%). The MPT Ratio is the lesser of the monthly change (-0.4926%) or the monthly Cap Rate (2.00%). Thus, the MPT Ratio for March is -0.4926%.

        Second calculate the MPT Sum, which is the sum of MPT Ratios during the Contract Year.

0.5128% + 2.000% + -0.5842% + -6.9540% + 1.0526% + 2.000% + 0.0000% + 0.6000% + 0.8946% + -0.4926% + -2.4752% + -3.5533% = -7.00%

        The MPT Sum equals -7.00%.

        Next, we determine the amount of the Index Credit. We multiply the MPT Sum (-7.00%) by the Accumulated Value under the Monthly Point to Point Indexed Value Option.

-0.0700 × 10,000	=	-700.00

        When, as here, the result is a negative number, the Index Credit equals $0 because the Index Credit cannot be less than zero. Thus, on fourth Contract Anniversary, the Accumulated Value under the Monthly Point to Point Indexed Value Option equals $10,000 ($10,000 + $0).

B-2

APPENDIX C

MVA EXAMPLES

        The following examples are intended to help you understand how the MVA is calculated in connection with a surrender or withdrawal during the Surrender Charge Period. The first example shows a negative MVA and the second example shows a positive MVA that result from the surrender of the Contract. The third example shows a negative MVA and the fourth example shows a positive MVA that result from a withdrawal. The third and fourth examples also show how Withdrawal Proceeds are calculated. Unrounded values are used in the calculation of t, MVA Factor and MVA.

Example 1: Surrender with Negative MVA

        Assume:

  •
  The Contract Value on the date of surrender is $125,000;

  •
  The Initial Fixed Value Interest Rate on the Contract Date is 2.75%;

  •
  The Initial Fixed Value Interest Rate on the date of surrender for new Contracts is 2.50%;

  •
  The number of days from the date of surrender to the next Contract Anniversary is 133;

  •
  There are 3 whole years until the end of the Contract's Surrender Charge Period; and

  •
  No Penalty-Free Withdrawal applies.

        First, we calculate the MVA factor by using this formula: [(A-0.5%)/B]t.

        Where:

    A
    =  1 plus Initial Fixed Value Interest Rate for the Contract on the Contract Date

    B
    =  1 plus Initial Fixed Value Interest Rate on the date of surrender for new Contracts

    t
    =   Number of days from the date of the surrender to the next Contract Anniversary divided by 365; plus the number of whole years remaining in the Surrender Charge Period.

A = 1 + 0.0275 = 1.0275
[(1.0275 - 0.005)/1.0250] ^ 3.3644 = 0.9919
B = 1 + 0.0250 = 1.0250
MVA Factor = 0.9918
t = (133/365) + 3 = 3.3644

        Second, we calculate the MVA. We subtract 1 from the MVA Factor (0.9918). We then multiply the result (-0.0082) by the Contract Value that is subject to the MVA ($125,000).

MVA	=	-0.0082 × $125,000	=	-1025.00

Example 2: Surrender with Positive MVA

        Assume the same as Example 1, except:

  •
  The Initial Fixed Value Interest Rate on the date of surrender for new Contracts is 2.00%.

        First, we calculate the MVA factor by using this formula: [(A-0.5%)/B]t.

        Where:

    A
    =  1 plus Initial Fixed Value Interest Rate for the Contract on the Contract Date

    B
    =  1 plus Initial Fixed Value Interest Rate on the date of surrender for new Contracts

    t
    =   Number of days from the date of surrender to the next Contract Anniversary divided by 365; plus the number of whole years remaining in the Surrender Charge Period.

A = 1 + 0.0275 = 1.0275
[(1.0275 - 0.005)/1.0200] ^ 3.3644 = 1.0084
B = 1 + 0.0200 = 1.0200
MVA Factor = 1.0083
t = (133/365) + 3 = 3.3644

        Second, we calculate the MVA. We subtract 1 from the MVA Factor (1.0083). We multiply the result (0.0083) by the Contract Value that is subject to the MVA ($125,000).

MVA	=	0.0083 × $125,000	=	1037.50

Example 3: Withdrawal with Negative MVA

        Assume the same as Example 1, except:

  •
  The Withdrawal Amount that is subject to the MVA is $50,000;

  •
  The Initial Fixed Value Interest Rate on the date of withdrawal for new Contracts is 2.50%; and

  •
  Surrender Charge Percentage on date of withdrawal is 7%.

        First, we calculate the MVA factor by using this formula: [(A-0.5%)/B]t.

        Where:

    A
    =  1 plus Initial Fixed Value Interest Rate for the Contract on the Contract Date

    B
    =  1 plus Initial Fixed Value Interest Rate on the date of withdrawal for new Contracts

    t
    =   Number of days from the date of the withdrawal to the next Contract Anniversary divided by 365; plus number of whole years remaining in the Surrender Charge Period.

A = 1 + 0.0275 = 1.0275
[(1.0275 - 0.005)/1.0250] ^ 3.3644 = 0.9919
B = 1 + 0.0250 = 1.0250
MVA Factor = 0.9918
t = (133/365) + 3 = 3.3644

        Second, we calculate the MVA. We subtract 1 from the MVA Factor (0.9918). We then multiply the result (-0.0082) by the Withdrawal Amount that is subject to the MVA ($50,000).

MVA	=	-0.0082 × $50,000	=	-410

        Third, we calculate the Surrender Charge. We multiply the Surrender Charge Percentage (7.00%) by the Withdrawal Amount ($50,000).

Surrender Charge	=	0.07 × $50,000	=	$3,500

        Fourth, we calculate the Withdrawal Proceeds. We deduct the Surrender Charge ($3,500) and apply the negative MVA ($410) from the Withdrawal Amount ($50,000).

Withdrawal Proceeds	=	$50,000 - $3,500 - $410	=	$46,090

Example 4: Withdrawal with Positive MVA

        Assume the same as Example 1, except:

  •
  The Withdrawal Amount that is subject to the MVA is $50,000;

  •
  The Initial Fixed Value Interest Rate on the date of withdrawal for new Contracts is 1.25%; and

  •
  Surrender Charge Percentage on date of withdrawal is 7%.

        First, we calculate the MVA factor by using this formula: [(A-0.5%)/B]t.

        Where:

    A
    =  1 plus Initial Fixed Value Interest Rate for the Contract on the Contract Date

    B
    =  1 plus Initial Fixed Value Interest Rate on the date of withdrawal for new Contracts

    t
    =   Number of days from the date of withdrawal to the next Contract Anniversary divided by 365; plus number of whole years remaining in the Surrender Charge Period.

A = 1 + 0.0275 = 1.0275
[(1.0275 - 0.005)/1.0125] ^ 3.3644 = 1.0337
B = 1 + 0.0125 = 1.0125
MVA Factor = 1.0336
t = (133/365) + 3 = 3.3644

        Second, we calculate the MVA. We subtract 1 from the MVA Factor (1.0336). We multiply the result (0.0336) by the Withdrawal Amount that is subject to the MVA ($50,000).

MVA	=	0.0336 × $50,000	=	$1,680

        Third, we calculate the Surrender Charge. We multiply the Surrender Charge Percentage (7.00%) by the Withdrawal Amount ($50,000).

Surrender Charge	=	0.07 × $50,000	=	$3,500

        Fourth, we calculate the Withdrawal Proceeds. We deduct the Surrender Charge ($3,500) from the Withdrawal Amount ($50,000) and add the MVA ($1,680).

Withdrawal Proceeds	=	$50,000 - $3,500 + $1,680	=	$48,180

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*

        The expenses in connection with the issuance and distribution of the Contracts, other than any underwriting discounts and commissions, are as follows (except for the SEC filing fee, all amounts shown are estimates): [To be completed by amendment.]

SEC Filing Fee		$27,900
Printing and Engraving	$
Legal Fees and Expenses	$
Miscellaneous	$
Total Expenses	$

    *
    Estimated

ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

        [To be provided by amendment.]

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES

        None.

ITEM 16.    EXHIBITS

(1)	(i)	Distribution Agreement for Falcon Gold Annuity Contract(2)
	(ii)	Selling Agreement(2)
(2)	None
(3)	(i)	Articles of Incorporation of Eagle Life Insurance Company(1)
	(ii)	Bylaws of Eagle Life Insurance Company(1)
(4)	(i)	Form of Falcon Gold Annuity Contract(1)
	(ii)	Form of Annuity Application(2)
	(iii)	Form of Confinement Care Rider(1)
	(iv)	Form of Terminal Illness Rider(1)
	(v)	Form of Lifetime Income Benefit Rider(1)
(5)	Legality Opinion(2)
(8)	Opinion regarding tax matters(2)
(10)	Material Contracts
	(i)	Management Services Agreement between Eagle Life Insurance Company and American Equity Investment Life Insurance Company(1)
	(ii)	Financial Support Agreement between Eagle Life Insurance Company and American Equity Investment Life Insurance Company(1)
	(iii)	Investment Advisory Agreement between Eagle Life Insurance Company and American Equity Investment Life Holding Company(1)
(23)	(i)	Consent of Sutherland Asbill & Brennan LLP(2)
	(ii)	Consent of Wendy Lee Carlson(2)
	(iii)	Consent of independent public accounting firm(2)
(24)	Powers of Attorney(1)

(1)
Filed herewith.

(2)
To be filed by amendment.

ITEM 17.    UNDERTAKINGS

A)
The undersigned Registrant hereby undertakes:

1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i)
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

    ii)
    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

    iii)
    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

    iv)
    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Eagle Life Insurance Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Des Moines, State of Iowa, on June 29, 2009.

EAGLE LIFE INSURANCE COMPANY
By:	DAVID JEFF NOBLE* David Jeff Noble, Chairman of the Board and President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

DAVID JEFF NOBLE* David Jeff Noble	Chairman of the Board and President [Principal Executive Officer]	June 29, 2009
DEBRA JANE RICHARDSON* Debra Jane Richardson	Secretary and Director	June 29, 2009
/s/ JOHN MICHAEL MATOVINA John Michael Matovina	Chief Financial Officer, Treasurer and Director [Principal Financial Officer]	June 29, 2009
TED MORRIS JOHNSON* Ted Morris Johnson	Controller [Controller or Principal Accounting Officer]	June 29, 2009
WENDY LEE CARLSON* Wendy Lee Carlson	Director	June 29, 2009
JAMES MICHAEL GERLACH* James Michael Gerlach	Director	June 29, 2009
/s/ JOHN MICHAEL MATOVINA John Michael Matovina *Pursuant to Power of Attorney

EXHIBIT INDEX

(3)	(i)	Articles of Incorporation of Eagle Life Insurance Company
	(ii)	Bylaws of Eagle Life Insurance Company
(4)	(i)	Form of Falcon Gold Annuity Contract
	(iii)	Form of Confinement Care Rider
	(iv)	Form of Terminal Illness Rider
	(v)	Form of Lifetime Income Benefit Rider
(10)	(i)	Management Services Agreement between Eagle Life Insurance Company and American Equity Investment Life Insurance Company
	(ii)	Financial Support Agreement between Eagle Life Insurance Company and American Equity Investment Life Insurance Company
	(iii)	Investment Advisory Agreement between Eagle Life Insurance Company and American Equity Investment Life Holding Company
(24)		Powers of Attorney